Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-198370

PROSPECTUS SUPPLEMENT
To the Prospectus dated September 8, 2014

2,250,000 Shares

Common Stock

We are offering 2,250,000 shares of our common stock. Our common stock is traded on The NASDAQ Capital Market under the symbol “BNCN.” On November 12, 2015, the last reported price of our common stock was $25.63 per share.

Investing in our common stock involves a high degree of risk. For certain risks and uncertainties that you should consider, see “Risk Factors” beginning on page S-16 of this prospectus supplement and in the documents that are incorporated by reference into this prospectus.

	Per Share	Total
Public offering price	$23.50	$52,875,000
Underwriting discount(1)	$1.175	$2,643,750
Proceeds to us, before expenses	$22.325	$50,231,250

(1)	The underwriter will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for details of the compensation payable to the underwriter.

The underwriter also has the option to purchase up to an additional 337,500 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

These securities are not deposits, savings accounts, or other obligations of our bank subsidiary or any other depository institution and are not insured by the Federal Deposit Insurance Corporation, or FDIC, or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the common stock to purchasers against payment in New York, New York on or about November 19, 2015, subject to customary closing conditions.

Stephens Inc.

The date of this prospectus supplement is November 13, 2015

BNC Bancorp Market Area (pro forma as indicated)

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement which describes the specific terms of this offering and certain other matters and also updates and adds to the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus which provides more general information about us and our common stock. Generally, when we refer to this “prospectus” we mean this prospectus supplement together with the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference herein, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date will apply and will supersede the earlier statement.

We and the underwriter are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for that person to make that offer or solicitation.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-198370) that we filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process for the delayed offer and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf registration process, we may, from time to time, sell the securities described in the accompanying prospectus in one or more offerings up to a total dollar amount of $150 million. As of the date of this prospectus supplement, we have sold $60 million of securities under the shelf registration statement. The shelf registration statement became effective on September 8, 2014.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any related free writing prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any related free writing prospectus, or any documents incorporated by reference herein, is accurate as of their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in the prospectus.

In this prospectus supplement, “BNC,” “the Company,” “we,” “our,” “ours,” and “us” refer to BNC Bancorp, which is a bank holding company headquartered in High Point, North Carolina, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to the “Bank” or “Bank of North Carolina” mean Bank of North Carolina, which is our wholly owned banking subsidiary. In this prospectus supplement, unless otherwise expressly stated or the context otherwise requires, all references to “common stock” refer to BNC’s voting common stock. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the option to purchase additional shares granted to the underwriter is not exercised in whole or in part.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein or therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “project,” “expect,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements.

The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements:

•	the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, and other reforms will subject us to a variety of new and more stringent legal and regulatory requirements, including increased scrutiny from our regulators;
•	changes in local, regional and international business, economic or political conditions in the regions where we operate or have significant assets;
•	changes in trade, monetary and fiscal policies of various governmental bodies and central banks could affect the economic environment in which we operate;
•	adverse changes in credit quality trends;
•	our ability to determine accurate values of certain assets and liabilities;
•	adverse behaviors in securities, public debt, and capital markets, including changes in market liquidity and volatility;
•	our ability to anticipate interest rate changes correctly and manage interest rate risk presented through unanticipated changes in our interest rate risk position and/or short- and long-term interest rates;
•	unanticipated changes in our liquidity position, including but not limited to our ability to enter the financial markets to manage and respond to any changes to our liquidity position;
•	adequacy of our risk management program;
•	increased competitive pressure due to consolidation;
•	unanticipated adverse effects and integration costs of acquisitions and dispositions of assets, business units or affiliates;
•	our failure to realize anticipated benefits of our acquisitions or to realize the benefits within the existing time frame;
•	our ability to enter into agreements for future acquisitions or to complete pending acquisitions; or
•	our ability to integrate acquisitions and retain existing customers and attract new ones.

Our actual results could differ materially from those anticipated by these forward-looking statements, including the risks and uncertainties described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, particularly in the “Risk Factors” section of this prospectus supplement and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014 and in our Quarterly Report on Form 10-Q for the period ended September 30, 2015.

Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information you should consider before investing in the common stock offered by this prospectus supplement and the accompanying prospectus. You should read this summary together with the entire prospectus supplement and prospectus, including our consolidated financial statements, the notes to those financial statements, and the other documents that are incorporated by reference in this prospectus supplement, before making an investment decision. See the “Risk Factors” section of this prospectus supplement for a discussion of the risks involved in investing in our common stock.

The Company

General

BNC Bancorp was formed in 2002 to serve as a holding company for Bank of North Carolina, a full service commercial bank that commenced operations in 1991. We operate from 64 banking offices located in North Carolina, South Carolina and Virginia. The Bank’s 19 locations in South Carolina and nine locations in Virginia operate as BNC Bank. We are registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended. We have not filed an election with the Federal Reserve to become a financial holding company.

We provide a wide range of banking services tailored to the particular banking needs of the communities we serve. We are principally engaged in the business of attracting deposits from the general public and using those deposits, together with other funding from our lines of credit, to make residential mortgage and commercial real estate, commercial and industrial, construction and consumer loans. Our primary sources of revenue are interest and fee income from our lending and investing activities, primarily consisting of making loans to small- to medium-sized businesses, and, to a lesser extent, from our investment portfolio.

Our strategy has been focused on growing our franchise in our historical markets and in select new markets that we have entered through acquisitions. We target business professionals and small to medium-sized business customers with credit relationships in the $250,000 to $25 million range that are too small for regional banks but too large for smaller community banks with lower legal lending limits. We seek to complement our wide range of high quality traditional loan and deposit product offerings by continuously developing new and innovative products to suit the changing needs of our existing and target customers, such as our new wealth management product suite, and by equipping our bankers with new technology to further differentiate us as a community bank with sophisticated product delivery.

We believe our strategy has resulted in a consistent record of strong growth over an extended period of time. Since 1997, when we had approximately $102 million in total assets, we have had a compound annual growth rate (“CAGR”) in total assets, total loans and total deposits of 26.9%, 27.4% and 26.8%, respectively (pro forma as adjusted through September 30, 2015 for this offering and recently completed and pending acquisitions as discussed below). Our CAGR in assets, loans and deposits over a five-year and three-year period are 25.4%, 28.0% and 24.5% and 35.6%, 38.0% and 34.0%, respectively (pro forma as adjusted through September 30, 2015 for this offering and recently completed and pending acquisitions as discussed below).

In recent years, we embarked on a growth initiative that emphasized strategic and financially compelling acquisitions that would allow us to build scale and enhance profitability while also providing new markets for organic growth. As evidence of the success of this acquisition strategy, from December 31, 2009 to September 30, 2015, we have:

•	increased total assets from $1.64 billion to $6.75 billion (pro forma as adjusted for this offering and recently completed and pending acquisitions);
•	increased our originated loan portfolio from $1.08 billion to $2.59 billion, a CAGR of 16.4%;
•	reduced the percentage of wholesale deposits to total deposits from 51.7% to 20.6% (pro forma as adjusted for this offering and recently completed and pending acquisitions);
•	completed or announced 14 acquisitions; and

•	expanded our franchise to 86 locations (pro forma as adjusted for this offering and recently completed and pending acquisitions) across the Carolinas and Virginia.

Please see “— Selected Pro Forma Financial Data” and “— Selected Financial Data” for additional information.

Recent Developments

On November 13, 2015, BNC entered into an agreement and plan of merger with High Point Bank Corporation (“High Point”), the holding company for High Point Bank and Trust Company, a North Carolina commercial bank that has 12 locations in High Point, Greensboro and Winston-Salem, North Carolina, and the surrounding areas, whereby High Point will merge with and into BNC and High Point Bank and Trust Company will merge with and into the Bank. The parties anticipate closing the merger in the second quarter of 2016, subject to customary closing conditions, including receipt of regulatory approval and approval of High Point’s shareholders.

As a result of the High Point acquisition, BNC expects to further solidify its ranking as the largest community bank in the Winston-Salem, North Carolina, metropolitan statistical area and to become the largest community bank in the Greensboro-High Point, North Carolina metropolitan statistical area based on total deposits for each respective market when compared to banks below $15 billion in assets. In addition to the substantial expense savings from the overlap with BNC’s existing franchise, management believes that High Point will provide an attractive source of low-cost core deposits. Finally, the High Point acquisition will add or expand non-interest income lines of business to BNC’s product offering capabilities, namely insurance and trust services.

The terms of the High Point acquisition assume a total transaction value of approximately $141 million, representing approximately 145% of High Point’s September 30, 2015 tangible book value, with a consideration mix of 70% stock and 30% cash subject to adjustment. The Company estimates a gross credit mark to gross loans as of September 30, 2015 of approximately 3.5% and cost savings of approximately 50% of High Point’s trailing 12-month non-interest expenses for the period ended September 30, 2015. If the High Point acquisition is consummated, BNC expects the following financial impacts:

•	diluted earnings per share accretion between $0.06 and $0.07 for the year ending December 31, 2016;
•	diluted earnings per share accretion between $0.12 and $0.14 for the year ending December 31, 2017; and
•	dilution to tangible book value per share at closing of approximately $0.11 with an earn back of this dilution of approximately one year.

In addition, on August 14, 2015, BNC entered into an agreement and plan of merger with Southcoast Financial Corporation (“Southcoast”), the holding company for Southcoast Community Bank, a South Carolina commercial bank that has 10 locations in the Greater Charleston, South Carolina market, whereby Southcoast will merge with and into BNC and Southcoast Community Bank will merge with and into the Bank. The parties anticipate closing the merger in the first quarter of 2016, subject to customary closing conditions, including receipt of regulatory approval and approval of Southcoast’s shareholders. Please refer to our Current Report on Form 8-K filed with the SEC on August 14, 2015 for additional information regarding the merger with Southcoast.

Lastly, on October 16, 2015, we closed the previously announced acquisition of seven branches in South Carolina from CertusBank, N.A. (“Certus”). At closing on a preliminary basis, we acquired approximately $186.4 million in loans and $175.8 million in deposits before purchase accounting adjustments.

Please see “— Selected Pro Forma Financial Data” for additional information on these transactions.

Management

We believe a key to our ability to successfully execute our growth strategy has been our ability to identify and recruit talented management team members. Our leadership team has broad experience in the banking and financial services industry and proven track records in their respective disciplines. The majority of our senior officers have been in the banking industry for more than 20 years and have experienced several economic and real estate cycles during their banking careers. Key members of our management team are set forth below.

•	Richard Callicutt — President and Chief Executive Officer. Mr. Callicutt joined BNC in 1991 and has 31 years of banking industry experience, including with Wachovia and First Union.
•	David Spencer — Senior Executive Vice President and Chief Financial Officer. Mr. Spencer joined BNC in 1997 and has 26 years of banking industry experience, including as an auditor with KPMG.
•	Ron Gorczynski — Chief Accounting Officer. Mr. Gorczynski joined BNC in 2009 and has 20 years of banking industry experience, including with Square 1 Bank and as an auditor with Dixon Hughes.
•	Annette Rollins — Chief Human Resources Officer. Ms. Rollins joined BNC in 2012 and has 35 years of banking industry experience, including with First Citizens Bank and Wachovia.
•	Tom Nelson — Chief Credit Officer. Mr. Nelson joined BNC in 2006 and has 31 years of banking industry experience, including with Bank of America, NationsBank and SterlingSouth Bank.
•	Bill McKendry — Chief Enterprise Risk Officer. Mr. McKendry joined BNC in 2011 and has 18 years of banking industry experience, including with First Citizens Bank, Wachovia and Bank One.
•	Michael Bryan — Chief Information Officer. Mr. Bryan joined BNC in 2010 and has 30 years of banking industry experience, including with BancPro Systems, Hewlett Packard and DD&F Consulting.

Results of Our Growth Strategy

Attractive Loan and Deposit Mix

In addition to overall increases, our growth strategy has allowed us to build a diversified mix of loans and deposits. Our loan and deposit composition at September 30, 2015 is set forth in the tables below. Deposit information is pro forma and includes the Certus, Southcoast and High Point acquisitions.

	Total Loans	Percentage of Total Loans
	(dollars in millions)
Non-owner occupied commercial real estate	$1,226	30.81%
Residential mortgage	1,029	25.86
Owner-occupied commercial real estate	737	18.52
Commercial & industrial	340	8.54
Commercial construction	233	5.86
Multi-family	165	4.15
Residential construction	92	2.31
Land	90	2.26
Leases	26	0.65
Consumer	19	0.48
Commercial and residential acquisition and development	18	0.45
Farmland	5	0.13
Total	$3,979	100.00%

	Total Deposits	Percentage of Total Deposits
	(dollars in millions)
MMA and savings	$1,696	30.55%
Wholesale	1,146	20.64
Time	1,144	20.61
Non-interest bearing demand	991	17.85
Interest bearing demand	574	10.34
Total	$5,552	100.00%

Robust Net Interest Margin

We believe the acquisitions we have completed and our organically generated growth have allowed us to maintain a strong net interest margin. Our margin has remained robust on both a reported basis and on a core basis after removing the effects of fair value accretion from the application of purchase accounting to our acquired loans as detailed in the table below.

	Net Interest Margin
	Actual	Core(1),(2)
Year ended December 31, 2010	3.65%	3.65%
Year ended December 31, 2011	3.93%	3.54%
Year ended December 31, 2012	3.85%	3.55%
Year ended December 31, 2013	4.29%	3.76%
Year ended December 31, 2014	4.56%	4.09%
Nine months ended September 30, 2015 (annualized)	4.24%	3.75%
Nine months ended September 30, 2014 (annualized)	4.56%	4.13%

(1)	Core net interest margin is a non-GAAP financial measure equal to net interest margin calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) excluding fair value accretion.
(2)	See “Selected Financial Data — Reconciliation of Non-GAAP Financial Measures” for discussion and a non-GAAP reconciliation of this measure.

Unlike some other acquisitive banks that have experienced significant declines in net interest income due to the substantial reduction in the effects of purchase accounting accretion over time, we believe the effects of fair value accretion on our results will be relatively stable over time. The following chart highlights our estimated fair value accretion from acquired loans through 2018 after giving effect to previously completed and pending acquisitions as described above and includes:

•	estimated accretion of fair value discounts on acquired performing loans only; and
•	total estimated accretion including accretion of fair value discounts on acquired performing loans and the estimated accretion from purchased impaired loans.

In the table above, FAS 91 accretion represents the difference between the fair value and unpaid principal balance of the loans at the acquisition date. SOP 03-3 accretion represents expected cash flows at the acquisition date in excess of the fair value of the loans.

Improving Efficiency and Non-interest Income Contribution

As we continue to expand our business through acquisitions and organic growth, we have successfully begun to scale our platform, reducing our non-interest expense requirements for adding additional loan volume, while continuing to develop our non-interest income lines of business. The following table highlights the improvement in our efficiency ratio and noninterest income for the periods indicated.

	Efficiency Ratio		Non-interest Income
	Actual	Core(1),(3)	Actual	Core(2),(3)
	(dollars in thousands)
Year ended December 31, 2010	58.38%	76.2%	$28,813	$9,017
Year ended December 31, 2011	70.09%	76.0%	$20,802	$11,800
Year ended December 31, 2012	68.85%	74.3%	$33,138	$17,406
Year ended December 31, 2013	70.67%	66.9%	$22,806	$21,916
Year ended December 31, 2014	68.12%	62.6%	$25,022	$24,765
Nine months ended September 30, 2015	66.45%	60.4%	$24,162	$23,368
Nine months ended September 30, 2014	67.93%	62.2%	$17,237	$16,726

(1)	Core efficiency ratio is a non-GAAP financial measure equal to GAAP non-interest expense excluding transaction related expenses and loss on extinguishment of debt, as a percentage of reported fully taxable equivalent net interest income and core non-interest income.
(2)	Core non-interest income is a non-GAAP financial measure equal to GAAP non-interest income excluding gain/loss on sale of securities, acquisition related gains, insurance settlements and bargain purchase gains.
(3)	See “Selected Financial Data — Reconciliation of Non-GAAP Financial Measures” for discussion and a non-GAAP reconciliation of this measure.

Increased Core Profitability

We believe that that the successful implementation of our growth strategy has contributed to an increase in our ability to generate core earnings. Certain measurements of our profitability are set forth in the tables below for the periods indicated.

	Return on Average Assets		Return on Average Tangible Common Equity
	Actual	Core(1),(4)	Actual(2),(4)	Core(3),(4)
Year ended December 31, 2010	0.27%	0.29%	7.89%	8.30%
Year ended December 31, 2011	0.20%	0.21%	5.88%	5.95%
Year ended December 31, 2012	0.32%	0.37%	6.57%	7.65%
Year ended December 31, 2013	0.54%	0.63%	7.50%	8.79%
Year ended December 31, 2014	0.83%	0.99%	11.51%	13.70%
Nine months ended September 30, 2015 (annualized)	0.95%	1.11%	13.43%	15.68%
Nine months ended September 30, 2014 (annualized)	0.80%	0.96%	11.13%	13.19%

(1)	Core return on average assets is a non-GAAP financial measure defined as GAAP net income available to common shareholders excluding transaction related expenses, gain/loss on sale of securities, loss on extinguishment of debt, acquisition-related gains and insurance settlements, as a percentage of average assets.
(2)	Return on average tangible common equity is a non-GAAP financial measure equal to net income available to common shareholders, plus amortization of intangibles, as a percentage of average tangible common equity.
(3)	Core return on average tangible common equity is a non-GAAP financial measure defined as GAAP net income available to common shareholders excluding transaction related expenses, gain/loss on sale of securities, loss on extinguishment of debt, acquisition related gains and insurance settlements, plus amortization of intangibles, as a percentage of average tangible common equity.
(4)	See “Selected Financial Data — Reconciliation of Non-GAAP Financial Measures” for discussion and a non-GAAP reconciliation of this measure.

Increase in Earnings Per Share

The result of our growth and improvements in core profitability has been a rapid increase in our earnings per share. In addition to the growth in our historical core earnings per share, we anticipate a continued robust increase in earnings per share over the next few years. The following table highlights our historical earnings per share and projected earnings per share through 2017 based on our previously completed and pending acquisitions.

	Earnings Per Share (Diluted)
	Actual	Core(1),(2)
	(dollars in thousands, except per share data)
Year ended December 31, 2010	$0.61	$0.62
Year ended December 31, 2011	$0.45	$0.42
Year ended December 31, 2012	$0.48	$0.54
Year ended December 31, 2013	$0.61	$0.71
Year ended December 31, 2014	$1.01	$1.21
Year ending December 31, 2015 (projected)(3)		$1.47
Year ending December 31, 2016 (projected)(3)		$1.71
Year ending December 31, 2017 (projected)(3)		$1.95

(1)	Core earnings per share is a non-GAAP financial measure defined as GAAP net income available to common shareholders excluding transaction related expenses, gain/loss on sale of securities, loss on extinguishment of debt, acquisition-related gains and insurance settlements, divided by weighted average fully diluted shares outstanding.
(2)	See “Selected Financial Data — Reconciliation of Non-GAAP Financial Measures” for discussion and a non-GAAP reconciliation of this measure for historical periods presented.
(3)	Projected information based upon consensus estimates published by FactSet Research Systems as of November 6, 2015, as adjusted for the assumed completion of the offering of $60.8 million of our common stock (including the exercise of the underwriter’s option to purchase additional shares) at an offering price of $23.50 per share, with net proceeds (after deducting estimated expenses of $500,000) of approximately $57.3 million, and the assumed completion of the Southcoast acquisition and the High Point acquisition on February 1, 2016 and May 1, 2016, respectively, calculated assuming the issuance of 4,310,556 shares and 3,987,256 shares, respectively, based on the closing price of BNC’s common stock on November 6, 2015 of $24.80.

Principal Executive Offices

Our principal executive offices are located at 3980 Premier Drive, Suite 210, High Point, North Carolina 27265. Out telephone number is (336) 869-9200. Our website address is www.bncbancorp.com. Information contained in, or accessible through, our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

SELECTED PRO FORMA FINANCIAL DATA

The following table presents (i) certain financial information for BNC and each of Certus, Southcoast and High Point on a historical basis as of and for the nine months ended September 30, 2015, (ii) adjustments based on each of the Certus, Southcoast and High Point acquisitions, (iii) adjustments for the offering of BNC common stock, and (iv) certain financial information for BNC on a pro forma combined basis as of and for the nine months ended September 30, 2015. You should not rely on the pro forma combined amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of BNC on a combined basis. The pro forma information presents the financial characteristics of BNC on a combined basis under one set of assumptions, but does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the transactions and, accordingly, does not attempt to predict or suggest future results.

	BNC Bancorp	Certus Branches(1)	Certus Adjustments	Southcoast	Southcoast Adjustments	High Point	High Point Adjustments	Offering(2)	Pro Forma As Adjusted
	(dollars in thousands, except per share data, shares in thousands)
Consolidated Balance Sheet Data:
Cash and securities	$724,750	$1,297	$—	$56,357	$(10,000)	$222,192	$(81,402)	$57,266	$970,460
Loans	4,016,070	186,354	(3,727)	388,234	(9,301)	513,188	(17,674)	—	5,073,144
Allowance for loan losses	(30,833)	—	—	(4,772)	4,772	(7,261)	7,261	—	(30,833)
Intangibles	146,623	—	7,881	—	52,065	4,593	56,961	—	268,124
Other Assets	344,508	8,996	1,000	42,144	5,665	65,291	8,139	—	474,743
Total Assets	5,201,118	196,647	5,154	481,963	43,201	797,003	(26,714)	57,266	6,755,638
Deposits	4,374,491	175,783	250	350,946	1,119	647,219	1,766	—	5,551,574
Short-term borrowings	77,409	—	—	15,093	—	8,000	(8,000)	—	93,312
Long-term debt	189,661	—	—	60,310	(10,419)	28,669	(28,669)	—	239,552
Other Liabilities	37,060	20,864	4,904	3,402	8,136	11,098	11,349	—	96,813
Shareholders’ Equity	522,497	—	—	51,402	44,365	102,017	(3,160)	57,266	774,387
Average Assets – Leverage	$5,002,118	$195,185		$475,231		$713,191		$57,266	$6,437,206
Risk-Weighted Assets	4,394,916	191,031		328,684		587,558			5,502,189
Tangible Common Equity	$375,874								$506,263
Tangible Common Equity to Total Assets	7.44%								7.80%
Shares Outstanding(3)	38,138			4,311		3,987		2,588	49,023
Tangible Book Value per Share	$9.86								$10.33
Leverage Ratio	8.23%								8.70%
Tier 1 Common Ratio	8.58								9.37
Tier 1 Capital Ratio	9.36								10.18
Total Capital Ratio	11.65								12.05

(1)	The Certus acquisition closed October 16, 2015. Balance sheet amounts reflect estimated amounts acquired as of that date.
(2)	Assumes the issuance of 2,587,500 shares of common stock (including the exercise of the underwriter’s option to purchase 337,500 additional shares) at $23.50 per share, with net proceeds of approximately $57.3 million after the 5.0% underwriting discount and $500,000 in offering expenses.
(3)	Shares issued for each transaction assume a price of $24.80 per share, the closing price of BNC’s common stock on November 6, 2015, and consideration for the High Point acquisition consisting of 70% stock and 30% cash.

THE OFFERING

Issuer
BNC Bancorp, a North Carolina corporation.
Common stock offered
2,250,000 shares of common stock, no par value per share.
Option to purchase additional shares
The underwriter has an option to purchase up to 337,500 additional shares of our common stock. This option is exercisable by the underwriter, in whole or in part, for a period of 30 days from the date of the final prospectus supplement.
Common stock outstanding after the offering
40,409,116 shares of common stock, assuming the underwriter does not exercise its option to purchase additional shares.(1)
Offering price
$23.50 per share.
Net proceeds
The net proceeds, after underwriting discounts and estimated expenses, to us from the sale of the common stock offered hereby will be approximately $49.7 million. If the underwriter exercises its option to purchase additional shares in full, we estimate that our net proceeds will be approximately $57.3 million.
Use of proceeds
We intend to use the proceeds of the offering for general corporate purposes, including the payment of the cash portion of the consideration in the High Point acquisition. See “Use of Proceeds.”
Market and trading symbol for our common stock
Our common stock is listed and traded on The NASDAQ Capital Market under the symbol “BNCN.”
Lock-Up
Our directors, executive officers and certain of our shareholders will be subject to a lock-up for a period of 90 days. See “Underwriting.”
Dividends and distributions
We have historically paid cash dividends on our common stock. Whether we continue to pay cash dividends is at the discretion of our Board of Directors, dependent on the financial performance of the Bank and subject to regulatory oversight and supervision. See “Market for Our Common Stock and Our Dividend Policy.”
Risk factors
Investing in our common stock involves risks. You should carefully consider the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” beginning on page S-16 of this prospectus supplement before investing in our common stock.

(1)	The number of shares outstanding after the offering is based on 38,159,116 shares of common stock outstanding as of November 11, 2015 and excludes the exercise of the underwriter’s option to purchase 337,500 additional shares of common stock. This amount also excludes:
•	711,200 shares reserved for issuance in connection with outstanding awards under our stock-based compensation plans at September 30, 2015;
•	approximately 4,310,556 shares proposed to be issued in connection with the Southcoast acquisition, based on the closing price of BNC’s common stock on November 6, 2015 of $24.80; and
•	approximately 3,987,256 shares proposed to be issued in connection with the High Point acquisition, based on the closing price of BNC’s common stock on November 6, 2015 of $24.80.

SELECTED FINANCIAL DATA

You should read the summary selected consolidated financial information presented below in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, which are incorporated by reference in this prospectus supplement.

The tables below set forth selected consolidated financial data for us as of and for each of the years in the five-year period ended December 31, 2014 and as of and for the nine-month periods ended September 30, 2015 and 2014.

The selected consolidated statement of income data for the years ended December 31, 2014, 2013 and 2012, and the selected consolidated balance sheet data as of December 31, 2014 and 2013, have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference in this prospectus supplement. The selected consolidated statement of income data for the years ended December 31, 2011 and 2010 and the selected consolidated balance sheet data as of December 31, 2012, 2011 and 2010 have been derived from our audited consolidated financial statements that are not included or incorporated by reference in this prospectus supplement.

The selected consolidated financial information as of and for the nine months ended September 30, 2015 and 2014 have been derived from our unaudited interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, and are incorporated by reference in this prospectus supplement. Historical results are not necessarily indicative of future results. The results for the nine months ended September 30, 2015 are not necessarily indicative of our expected results for the full year ending December 31, 2015 or any other period.

	As of/For the Nine Months Ended September 30,		As of/For the Year Ended December 31,
(dollars in thousands, except per share information, shares in thousands)	2015	2014	2014	2013	2012	2011	2010
	(unaudited)
Selected Operating Data:
Total interest income	$142,247	$115,227	$158,142	$138,670	$113,515	$103,343	$95,010
Total interest expense	19,185	14,472	19,926	30,063	32,891	32,920	34,747
Net interest income	123,062	100,755	138,216	108,607	80,624	70,423	60,263
Provision for loan losses	609	6,005	7,006	12,188	22,737	18,214	26,382
Net interest income after provision for loan losses	122,453	94,750	131,210	96,419	57,887	52,209	33,881
Non-interest income	24,162	17,237	25,022	22,806	33,138	20,802	28,813
Non-interest expense	101,575	84,111	116,477	97,933	82,272	67,864	55,172
Income before income tax expense (benefit)	45,040	27,876	39,755	21,292	8,753	5,147	7,522
Income tax expense (benefit)	13,329	6,991	10,365	4,045	(1,700)	(1,783)	(204)
Net income	31,711	20,885	29,390	17,247	10,453	6,930	7,726
Less preferred stock dividends and discount accretion	—	—	—	1,060	2,404	2,404	2,196
Net income available to common shareholders	$31,711	$20,885	$29,390	$16,187	$8,049	$4,526	$5,530
Per Common Share Data:
Basic earnings per share	$0.92	$0.73	$1.01	$0.61	$0.48	$0.45	$0.62
Diluted earnings per share	0.92	0.73	1.01	0.61	0.48	0.45	0.61
Cash dividends declared	0.15	0.15	0.20	0.20	0.20	0.20	0.20

	As of/For the Nine Months Ended September 30,		As of/For the Year Ended December 31,
(dollars in thousands, except per share information, shares in thousands)	2015	2014	2014	2013	2012	2011	2010
	(unaudited)
Book value	$13.70	$11.22	$11.98	$9.94	$9.51	$12.80	$11.63
Tangible common book value(1)	9.86	9.12	9.41	8.66	8.20	9.60	8.49
Weighted average shares outstanding:
Basic	34,461	28,559	29,050	26,683	17,595	10,878	9,262
Diluted	34,545	28,666	29,152	26,174	17,599	10,894	9,337
Period-end common shares outstanding	38,138	29,475	32,599	27,303	24,650	9,101	9,053
Selected Balance Sheet Data:
Total assets	$5,201,118	$3,735,816	$4,072,508	$3,229,576	$3,083,788	$2,454,930	$2,149,932
Investment securities available-for-sale	404,594	250,107	269,290	270,417	341,539	282,174	352,824
Investment securities held-to-maturity	241,138	239,156	237,092	247,378	114,805	97,036	6,000
Portfolio loans	3,978,633	2,763,669	3,075,098	2,276,517	2,035,258	1,709,483	1,508,180
Allowance for loan losses	30,833	30,722	30,399	32,875	40,292	31,008	24,813
Goodwill	128,489	50,744	69,749	28,384	27,111	26,129	26,129
Deposits	4,374,491	3,084,208	3,396,397	2,706,730	2,656,309	2,118,187	1,828,070
Short-term borrowings	77,409	171,898	127,934	125,592	32,382	70,211	60,207
Long-term debt	189,661	126,744	133,814	101,509	88,173	93,713	97,713
Shareholders’ equity	522,497	330,647	390,388	271,330	282,244	163,855	152,224
Selected Average Balances:
Total assets	$4,481,400	$3,478,053	$3,561,719	$3,009,367	$2,544,718	$2,208,525	$2,027,261
Investment securities	547,321	499,012	495,251	483,984	353,040	339,067	352,099
Total loans	3,453,281	2,542,342	2,633,829	2,139,281	1,813,899	1,561,257	1,359,107
Total interest-earning assets	4,059,611	3,124,418	3,202,958	2,696,475	2,244,423	1,936,069	1,799,324
Interest-bearing deposits	3,126,453	2,549,856	2,579,633	2,236,046	2,002,595	1,770,106	1,613,886
Total interest-bearing liabilities	3,403,522	2,739,521	2,783,555	2,429,817	2,126,818	1,914,179	1,765,391
Shareholders’ equity	437,699	313,575	323,183	269,123	212,955	156,968	149,959
Selected Performance Ratios:
Return on average assets(2)	0.95%	0.80%	0.83%	0.54%	0.32%	0.20%	0.27%
Return on average common equity(3)	9.69%	8.90%	9.09%	6.28%	5.11%	4.12%	5.47%
Return on average tangible common equity(4)	13.43%	11.13%	11.51%	7.50%	6.57%	5.88%	7.89%
Net interest margin(5)	4.24%	4.56%	4.56%	4.29%	3.85%	3.93%	3.65%
Average equity to average assets	9.77%	9.02%	9.07%	8.94%	8.37%	7.11%	7.40%
Efficiency ratio(6)	66.45%	67.93%	68.12%	70.67%	68.85%	70.09%	58.38%
Dividend payout ratio	16.30%	20.55%	19.80%	32.79%	41.67%	44.44%	32.26%
Asset Quality Ratios:
Allowance for loan losses to period-end portfolio loans(7)	0.77%	1.11%	0.99%	1.44%	1.98%	1.81%	1.65%
Allowance for loan losses to nonperforming loans(8)	152.37%	109.73%	122.95%	80.46%	58.04%	33.44%	25.96%

	As of/For the Nine Months Ended September 30,		As of/For the Year Ended December 31,
(dollars in thousands, except per share information, shares in thousands)	2015	2014	2014	2013	2012	2011	2010
	(unaudited)
Nonperforming assets to total assets(9)	1.11%	1.99%	1.65%	2.74%	3.93%	6.57%	6.29%
Net loan charge-offs (recoveries) to average portfolio loans	(0.03)%	0.37%	0.30%	0.98%	1.74%	1.33%	1.39%
Capital Ratios:(10)
Total risk-based capital	11.37%	11.85%	12.21%	12.66%	13.91%	11.51%	13.01%
Tier 1 risk-based capital	10.67%	10.79%	11.26%	11.41%	12.77%	9.99%	11.19%
Leverage ratio	9.37%	8.68%	9.74%	8.96%	9.71%	7.38%	7.42%
Tier 1 common equity	10.67%	N/A	N/A	N/A	N/A	N/A	N/A
Other Data:
Number of full service banking offices	57	47	48	39	35	30	23
Number of limited service offices	3	3	3	3	1	1	1
Number of full time employee equivalents	856	687	823	620	541	442	358

(1)	Tangible common book value per share is a non-GAAP financial measure equal to shareholders’ equity available to common shareholders, less intangible assets, divided by shares of common stock outstanding. See “Reconciliation of Non-GAAP Financial Measures” for discussion and a GAAP reconciliation of this measure.
(2)	Calculated by dividing net income available to common shareholders by average assets.
(3)	Calculated by dividing net income available to common shareholders by average common equity.
(4)	Return on average tangible common equity is a non-GAAP financial measure equal to net income available to common shareholders, plus amortization of intangibles, as a percentage of average tangible common equity. See “Reconciliation of Non-GAAP Financial Measures” for discussion and a GAAP reconciliation of this measure.
(5)	Calculated by dividing tax equivalent net interest income by average interest-earning assets. The tax equivalent adjustment was $5.6 million, $5.8 million, $7.7 million, $7.2 million, $5.7 million, $5.6 million, and $5.4 million for the nine months ended September 30, 2015 and 2014 and the years ended December 31, 2014, 2013, 2012, 2011, and 2010, respectively.
(6)	Calculated by dividing non-interest expense by the sum of the tax equivalent net interest income and non-interest income.
(7)	Includes loans covered under loss-share agreements of $45.5 million, $133.7 million, $137.5 million, $187.7 million, $248.9 million, $320.0 million and $309.3 million at September 30, 2015 and 2014 and December 31, 2014, 2013, 2012, 2011 and 2010, respectively.
(8)	Nonperforming loans consist of nonaccrual loans and accruing loans greater than 90 days past due. Includes nonperforming loans covered under loss-share agreements of $4.8 million, $13.6 million, $11.1 million, $23.7 million, $47.0 million, $73.3 million and $69.3 million at September 30, 2015 and 2014 and December 31, 2014, 2013, 2012, 2011 and 2010, respectively.
(9)	Nonperforming assets consist of nonperforming loans and other real estate owned. Includes nonperforming loans and other real estate owned covered under loss-share agreements of $5.8 million, $23.4 million, $18.3 million, $42.5 million, $70.1 million, $120.9 million and $85.1 million at September 30, 2015 and 2014 and December 31, 2014, 2013, 2012, 2011 and 2010, respectively.
(10)	Capital ratios are for the Bank.

Reconciliation of Non-GAAP Financial Measures

This prospectus supplement contains certain financial measures that have been prepared other than in accordance with GAAP. These measures include core net interest margin, core efficiency ratio, core non-interest income, core return on average assets, return on average tangible common equity, core return on average tangible common equity, core earnings per share and tangible common book value per share. This prospectus supplement presents these non-GAAP financial measures because we believe they provide management and investors with information that is useful as a supplement to our financial statements in understanding our financial performance and condition. Non-GAAP financial measures are not necessarily comparable to GAAP measures and should not be viewed as a substitute for our results from operations that are prepared in accordance with GAAP.

The following tables present a reconciliation of such financial measures to the most comparable measures calculated in accordance with GAAP. Amounts presented for the periods ended September 30, 2015 and September 30, 2014 for core net interest margin, core return on average assets, return on average tangible common equity and core return on average tangible common equity are presented on an annualized basis.

	As of/For the Nine Months Ended September 30,		As of/For the Year Ended December 31,
(dollars in thousands, except per share information, shares in thousands)	2015	2014	2014	2013	2012	2011	2010
	(unaudited)
Core Return on Average Assets:
Net income (GAAP)	$31,711	$20,885	$29,390	$16,187	$8,049	$4,526	$5,530
Add: Transaction-related charges, net of tax	5,650	4,235	5,641	3,634	3,310	819	645
Loss on extinguishment of debt, net of tax	481	—	386	—	—	—	—
Less: Gain (loss) on sale of investment securities, net of tax	529	(322)	(322)	(26)	1,922	763	340
Insurance settlement, net of tax	—	484	484	302	—	—	—
Acquisition-related gain, net of tax	—	—	—	453	—	—	—
Core earnings (non-GAAP)	37,314	24,958	35,255	19,092	9,437	4,582	5,835
Average assets	4,481,400	3,478,053	3,561,719	3,009,367	2,544,718	2,208,525	2,027,261
Core return on average assets (non-GAAP)	1.11%	0.96%	0.99%	0.63%	0.37%	0.21%	0.29%
Core Return on Average Tangible Common Equity:
Net income (GAAP)	$31,711	$20,885	$29,390	$16,187	$8,049	$4,526	$5,530
Add: Amortization of intangibles, net of tax (GAAP)	1,752	1,021	1,474	723	348	256	229
Tangible net income available to common shareholders (non-GAAP)	33,463	21,906	30,864	16,910	8,397	4,782	5,759
Add: Transaction-related charges, net of tax	5,650	4,235	5,641	3,634	3,310	819	645
Loss on extinguishment of debt, net of tax	481	—	386	—	—	—	—
Less: Gain (loss) on sale of investment securities, net of tax	529	(322)	(322)	(26)	1,922	763	340
Insurance settlement, net of tax	—	484	484	02	—	—	—
Acquisition-related gain, net of tax	—	—	—	453	—	—	—

	As of/For the Nine Months Ended September 30,		As of/For the Year Ended December 31,
(dollars in thousands, except per share information, shares in thousands)	2015	2014	2014	2013	2012	2011	2010
	(unaudited)
Tangible core earnings (non-GAAP)	39,065	25,979	36,729	19,815	9,785	4,838	6,064
Average common shareholders’ equity	437,699	313,575	323,183	257,678	157,471	109,810	101,104
Less: Average intangible assets	104,519	50,332	55,026	32,361	29,581	28,433	28,072
Average tangible common shareholders' equity (non-GAAP)	333,180	263,243	268,157	225,317	127,890	81,377	73,032
Return on average tangible common equity (non-GAAP)	13.43%	11.13%	11.51%	7.50%	6.57%	5.88%	7.89%
Core return on average tangible common equity (non-GAAP)	15.68%	13.19%	13.70%	8.79%	7.65%	5.95%	8.30%
Core Efficiency Ratio:
Non-interest expense (GAAP)	$101,575	$84,111	$116,477	$97,933	$82,272	$67,864	$55,172
Less: Transaction-related charges	8,969	6,273	8,954	5,768	5,212	1,100	1,016
Loss on extinguishment of debt	763	—	613	—	—	—	—
Core non-interest expense (non-GAAP)	91,843	77,388	106,910	92,165	77,060	66,764	54,156
Non-interest income (GAAP)	$24,162	$17,237	$25,022	$22,806	$33,138	$20,802	$28,813
Less: Gain (loss) on sale of investment securities	794	(511)	(511)	(42)	3,026	1,202	535
Insurance settlement	—	—	768	479	—	—	—
Bargain purchase gain	—	—	—	—	12,706	7,800	—
Acquisition-related gain	—	—	—	453	—	—	19,261
Core non-interest income (non-GAAP)	23,368	17,748	24,765	21,916	17,406	11,800	9,017
Net interest income (GAAP)	$123,062	$100,755	$138,216	$108,607	$80,624	$70,423	$60,263
Add: Fully taxable-equivalent (“FTE”) adjustment	5,638	5,382	7,747	7,165	5,726	5,595	5,338
Net interest income, FTE (GAAP)	$128,700	$106,587	$145,963	$115,772	$86,350	$76,018	$65,601
Core efficiency ratio (Non-GAAP)	60.4%	62.2%	62.6%	66.9%	74.3%	76.0%	72.6%
Core Non-Interest Income
Non-interest income (GAAP)	$24,162	$17,237	$25,022	$22,806	$33,138	$20,802	$28,813
Less: Gain (loss) on sale of investment securities	794	511	(511)	(42)	3,026	1,202	535
Insurance settlement	—	—	768	479	—	—	—
Bargain purchase gain	—	—	—	—	12,706	7,800	19,261
Acquisition-related gain	—	—	—	453	—	—	—
Core non-interest income (non-GAAP)	$23,368	$16,726	$24,765	$21,916	$17,406	$11,800	$9,017
Core Net Interest Margin:
Net interest income (GAAP)	$123,062	$100,755	$138,216	$108,607	$80,624	$70,423	$60,263
Add: Fully taxable-equivalent (“FTE”) adjustment	5,638	5,832	7,747	7,165	5,726	5,595	5,338
Net interest income, FTE	$128,700	$106,587	$145,963	$115,772	$86,350	$76,018	$65,601
Less: Reported fair value accretion	14,917	10,012	14,879	14,418	6,654	7,461	—

	As of/For the Nine Months Ended September 30,		As of/For the Year Ended December 31,
(dollars in thousands, except per share information, shares in thousands)	2015	2014	2014	2013	2012	2011	2010
	(unaudited)
Core net interest income (Non-GAAP)	113,783	96,575	131,084	101,354	79,696	68,557	65,601
Average interest earning assets	$4,059,611	$3,124,418	$3,202,958	$2,696,475	$2,244,423	$1,936,069	$1,799,324
Core net interest margin (Non-GAAP)	3.75%	4.13%	4.09%	3.76%	3.55%	3.54%	3.65%
Core Earnings Per Share, Diluted:
Net income (GAAP)	$31,711	$20,885	$29,390	$16,187	$8,049	$4,526	$5,530
Add: Transaction-related charges, net of tax	5,650	4,235	5,641	3,634	3,310	819	645
Loss on extinguishment of debt, net of tax	481	—	386	—	—	—	—
Less: Gain (loss) on sale of investment securities, net of tax	529	(322)	(322)	(26)	1,922	763	340
Insurance settlement, net of tax	—	—	484	302	—	—	—
Acquisition-related gain, net of tax	—	—	—	453	—	—	—
Core earnings (non-GAAP)	37,314	24,958	35,255	19,092	9,437	4,582	5,835
Weighted average fully diluted shares outstanding	34,545	28,666	29,152	26,714	17,599	10,894	9,337
Core earnings per share, diluted (non-GAAP)	$1.08	$0.87	$1.21	$0.71	$0.54	$0.42	$0.62
Tangible Common Book Value per Share:
Shareholders’ equity (GAAP)	$522,497	$330,647	$390,388	$271,330	$282,244	$163,855	$152,224
Less: Preferred stock (GAAP)	—	—	—	—	47,878	47,398	46,198
Intangible assets (GAAP)	146,623	61,716	83,701	34,966	32,193	29,115	28,445
Tangible common shareholders’ equity (non-GAAP)	375,873	268,931	306,687	236,364	202,173	87,342	76,861
Common shares outstanding	38,138	29,475	32,599	27,303	24,650	9,101	9,053
Tangible common book value per share (non-GAAP)	$9.86	$9.12	$9.41	$8.66	$8.20	$9.60	$8.49

RISK FACTORS

Investing in our common stock involves substantial risk. You should carefully consider each of the following risks and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to purchase shares of our common stock. If any of these risks actually occur, our business, financial condition, results of operations and prospects could be adversely affected. As a result, the trading price of our common stock could decline, perhaps significantly, and you could lose part or all of your investment.

Risks Related to Proposed Acquisitions

If either of the proposed acquisitions is not completed, the value of our common stock could be materially adversely affected.

The Southcoast and High Point acquisitions are subject to customary conditions to closing, including the approval of the Southcoast and High Point shareholders. In addition, the parties may terminate either of the merger agreements under certain circumstances. If the acquisitions are not completed, the market price of our common stock may fluctuate to the extent that the current market prices of those shares reflect a market assumption that the acquisitions will be completed. Further, whether or not the acquisitions are completed, we will also be obligated to pay certain investment banking, legal and accounting fees and related expenses in connection with the pending acquisitions, which could negatively impact our results of operations when incurred. If either of the acquisitions are not completed, additional risks may materialize that materially adversely affect our business, results of operations and stock price.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the proposed acquisitions may be completed, various approvals or waivers must be obtained from bank regulatory authorities, including the Federal Reserve, FDIC and North Carolina Office of the Commissioner of Banks. These regulators may impose conditions on the completion of or require changes to the terms of the acquisitions. Such conditions or changes and the process of obtaining regulatory approvals or waivers could have the effect of delaying completion of the proposed acquisitions or of imposing additional costs or limitations on BNC following the completion of the proposed acquisitions. The regulatory approvals or waivers may not be received at all, may not be received in a timely fashion or may contain conditions on the completion of the acquisitions that are burdensome, not anticipated or cannot be met. Furthermore, the risk of delays in receipt of regulatory approval and the imposition of conditions by the regulators may be increased by the fact that we have two pending acquisitions at the same time. If the completion of either proposed acquisition is delayed, including by a delay in receipt of necessary governmental approvals or waivers, the business, financial condition and results of operations of each company may also be materially adversely affected.

We may be unable to successfully integrate Southcoast’s or High Point’s operations and retain their key employees.

BNC and each of Southcoast and High Point have operated and, until the completion of the proposed acquisitions, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that could adversely affect our ability to maintain relationships with Southcoast’s or High Point’s customers, depositors and employees and our ability to achieve the anticipated benefits of the acquisitions. Integration efforts between BNC and each of the two companies will also divert management attention and resources. These integration matters could have an adverse effect on BNC and each of Southcoast and High Point during the transition period and on the combined company after the completion of the proposed acquisitions.

We may fail to realize all of the anticipated benefits of the proposed acquisitions.

The success of the proposed acquisitions will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining our business with the businesses of Southcoast and High Point. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the proposed acquisitions may not be realized fully or at all or may take longer to realize than expected.

We will incur significant transaction and acquisition-related integration costs in connection with the proposed acquisitions.

We expect to incur significant costs associated with completing the proposed acquisitions and integrating the operations of the three companies and are continuing to assess the impact of these costs. Although we believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The market price of our common stock after the completion of the proposed acquisitions may be affected by factors different from those affecting our shares or the shares of Southcoast or High Point currently.

The businesses and current markets of BNC, Southcoast and High Point differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of either BNC, Southcoast or High Point.

In connection with the announcement of the Southcoast acquisition, a lawsuit is pending, seeking, among other things, to enjoin the merger, and an adverse judgment in this lawsuit may prevent the merger from becoming effective within the expected time frame (if at all). Similar lawsuits may be filed with respect to the High Point acquisition.

On October 12, 2015, a purported shareholder of Southcoast filed a class action lawsuit in the Court of Common Pleas for the Ninth Judicial District, State of South Carolina, County of Charleston, captioned Matthew Sciabucuchi v. Southcoast Financial Corporation, Case No. 2015-CP10-5500. On October 26, 2015, the lawsuit was removed to the United States District Court for the District of South Carolina and assigned Case No. 2:15-cv-04352-DCN. The Complaint names as defendants Southcoast, the current members of Southcoast’s board of directors, whom we refer to as the director defendants, and BNC. The complaint is brought on behalf of a putative class of shareholders of Southcoast common stock and seeks an order that it is properly maintainable as a class action. The complaint alleges that the director defendants breached their fiduciary duties by failing to maximize shareholder value in connection with the merger and also alleges that BNC aided and abetted those breaches of fiduciary duties. The complaint further alleges that the director defendants breached their fiduciary duties to Southcoast’s shareholders by improperly securing for themselves certain benefits not shared equally by Southcoast’s shareholders and by approving certain terms and conditions in the merger agreement that may be adverse to potential alternate acquirors of Southcoast. The complaint seeks injunctive relief to prevent the completion of the merger or rescission of the merger and rescissory damages, an accounting to determine damages sustained by the putative class, and costs including plaintiffs’ attorneys’ and experts’ fees. At this stage, it is not possible to predict the outcome of the proceedings or their impact on BNC or the Southcoast acquisition. If the plaintiffs are successful in enjoining the consummation of the merger, the lawsuit may prevent the merger from becoming effective within the expected time frame (if at all). Furthermore, the defense or settlement of this lawsuit may adversely affect BNC’s business, financial condition, results of operations and cash flows following the completion of the merger. Similar lawsuits may be filed with respect to the High Point acquisition, which may have similar adverse impacts on us.

Risks Related to Our Growth Strategy

We may not be able to implement aspects of our growth strategy.

Our growth strategy contemplates the future expansion of our business and operations both organically and through acquisitions, such as through the establishment or acquisition of banks and banking offices in our market area and other markets in Virginia and the Carolinas. Implementing these aspects of our growth strategy depends, in part, on our ability to successfully identify acquisition opportunities and strategic partners that will complement our operating philosophy and to successfully integrate their operations with ours, as well as to generate loans and deposits within acceptable risk and expense tolerances. To successfully acquire or establish banks or banking offices, we must be able to correctly identify profitable or growing markets, as well as attract the necessary relationships and high caliber banking personnel to make these new banking offices profitable. In addition, we may not be able to identify suitable opportunities for further growth and expansion or, if we do, we may not be able to successfully integrate these new operations into our business.

As consolidation of the financial services industry continues, the competition for suitable acquisition candidates may increase. We will compete with other financial services companies for acquisition opportunities, and many of these competitors have greater financial resources than we do and may be able to pay more for an acquisition than we are able or willing to pay.

We can offer no assurance that we will have opportunities to acquire other financial institutions, or that we will complete the Southcoast and High Point acquisitions, or acquire or establish any new branches or loan production offices, or that we will be able to negotiate, finance and complete any opportunities available to us.

If we are unable to effectively implement our growth strategies, our business, results of operations and stock price may be materially and adversely affected.

Future expansion involves risks.

Our planned acquisition of other financial institutions or parts of those institutions involves a number of risks, including the risks that:

•	prices at which future acquisitions may be made may not be acceptable to us;
•	we may incur substantial costs in identifying and evaluating potential acquisitions and merger partners, or in evaluating new markets, hiring experienced local managers, and opening new offices;
•	the institutions we acquire may have distressed assets or unknown or contingent liabilities, and there can be no assurance that we will be able to realize the value we predict from those assets or that we will make sufficient provisions or have sufficient capital for future losses;
•	we may be required to take write-downs or write-offs, restructurings and impairment, or other charges related to the institutions we acquire that could have a significant negative effect on our financial condition and results of operations;
•	there may be substantial lag-time between completing an acquisition and generating sufficient assets and deposits to support costs of the expansion;
•	our management’s attention in negotiating a transaction and integrating the operations and personnel of the combining businesses may be diverted from our existing business and we may not be able to successfully integrate such operations and personnel;
•	our announcement of additional transactions prior to the completion of an acquisition could result in a delay in obtaining regulatory or shareholder approval for the acquisition, which could have the effect of limiting our ability to fully realize the expected financial benefits from the transaction;
•	we may not be able to obtain regulatory approval for an acquisition;
•	we may enter new markets where we lack local experience or that introduce new risks to our operations, or that otherwise result in adverse effects on our results of operations;
•	we may introduce new products and services we are not equipped to manage or that introduce new risks to our operation, or that otherwise result in adverse effects on our results of operations;

•	we may incur intangible assets in connection with an acquisition, or the intangible assets we incur may become impaired, which could result in adverse short-term effects on our results of operations;
•	we may assume liabilities in connection with an acquisition, including unrecorded liabilities that are not discovered at the time of the transaction, and the repayment of those liabilities may have an adverse effect on our results of operations, financial condition and stock price;
•	we may lose key employees, or we maybe be required to recruit experienced personnel; or
•	we may not be able to retain existing customers or attract new customers.

We cannot assure you that we will be able to successfully integrate any banking offices that we acquire into our operations or retain customers of those offices. If any of these risks occur in connection with our expansion efforts, it may have a material and adverse effect on our results of operations and financial condition.

We may not be able to maintain and manage our growth, which may adversely affect our results of operations and financial condition.

We have grown rapidly in recent years and our business strategy contemplates continued levels of growth, both organically and through acquisitions. We can provide no assurance that we will continue to be successful in increasing the volume of loans and deposits or in introducing new products and services at acceptable risk levels and upon acceptable terms while managing the costs and implementation risks associated with our historical or modified organic growth strategy. We may be unable to continue to increase our volume of loans and deposits or to introduce new products and services at acceptable risk levels for a variety of reasons, including an inability to maintain capital and liquidity sufficient to support continued growth. If we are successful in continuing our growth, we cannot assure you that further growth would offer the same levels of potential profitability or that we would be successful in controlling costs and maintaining asset quality. Accordingly, an inability to maintain growth, or an inability to effectively manage growth, could adversely affect out results of operations, financial condition and stock price.

New bank office facilities and other facilities may not be profitable.

We may not be able to organically expand into new markets that are profitable for our franchise. The costs to start up new bank branches and loan production offices in new markets, other than through acquisitions, and the additional costs to operate these facilities would increase our non-interest expense and may decrease our earnings. It may be difficult to adequately and profitably manage our growth through the establishment of bank branches and loan production offices in new markets. In addition, we can provide no assurance that our expansion into any such new markets will successfully attract enough new business to offset the expenses of their operation. If we are not able to do so, our earnings and stock price may be negatively impacted.

Acquisition of assets and assumption of liabilities may expose us to intangible asset risk, which could impact our results of operations and financial condition.

In connection with any acquisitions, as required by GAAP, we will record assets acquired and liabilities assumed at their fair value and, as such, acquisitions may result in our recording of intangible assets, including core deposit intangibles and goodwill. We will perform a goodwill impairment assessment at least annually. Impairment testing is a two-step process that first compares the fair value of goodwill with its carrying amount, and the second step, if necessary, measures impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. Adverse conditions in the business climate, including a significant decline in future operating cash flows, a significant change in our stock price or market capitalization, or a deviation from our expected growth rate and performance may trigger impairment losses, which could be materially adverse to our results of operations, financial condition and stock price.

The success of our growth strategy depends on our ability to identify and retain individuals with experience and relationships in the markets in which we intend to expand.

Our growth strategy contemplates that we will expand our business and operations to other markets, particularly in Virginia and the Carolinas. We intend to primarily target market areas that we believe possess attractive demographic, economic or competitive characteristics. To expand into new markets successfully, we must identify and retain experienced key management members with local expertise and relationships in these markets. Competition for qualified personnel in the markets in which we may expand may be intense, and there may be a limited number of qualified persons with knowledge of and experience in the commercial banking industry in these markets. Even if we identify individuals that we believe could assist us in establishing a presence in a new market, we may be unable to recruit these individuals away from other banks or may be unable to do so at a reasonable cost. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out our strategy is often lengthy. Our inability to identify, recruit and retain talented personnel to manage new offices effectively would limit our growth and could materially adversely affect our business, financial condition, results of operations and stock price.

We may need additional access to capital, which we may be unable to obtain on attractive terms or at all.

We may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments for future growth or to fund losses or additional provision for loan losses in the future. Our ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we may be unable to raise additional capital, if and when needed, on terms acceptable to us, or at all. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired and our stock price negatively affected.

Risks Related To Our Company, Our Business, and Our Industry

Changes in the policies of monetary authorities and other government action could materially adversely affect our profitability.

The Bank’s results of operations are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate or the federal funds rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, particularly in light of the continuing threat of terrorist attacks and the current military operations and other instances of unrest in the Middle East, and the economic and political situations in the Middle East, Greece, the Ukraine and elsewhere, we cannot predict with certainty possible future changes in interest rates, deposit levels, loan demand or our business and earnings. Furthermore, the actions of the U.S. government and other governments in responding to such terrorist attacks or events in these or other regions may result in currency fluctuations, exchange controls, market disruption and other adverse effects.

Our revenues are highly correlated to market interest rates.

Our assets and liabilities are primarily monetary in nature, and as a result, we are subject to significant risks tied to changes in interest rates. Our ability to operate profitably is largely dependent upon net interest income. In 2014, net interest income made up 85% of our recurring revenue. Unexpected movement in interest rates, that may or may not change the slope of the current yield curve, could cause our net interest margins to decrease, subsequently decreasing net interest income. In addition, such changes could materially adversely affect the valuation of our assets and liabilities.

As with most financial institutions, our results of operations are affected by changes in interest rates and our ability to manage this risk. The difference between interest rates charged on interest-earning assets and interest rates paid on interest-bearing liabilities may be affected by changes in market interest rates, changes in relationships between interest rate indices, and changes in the relationships between long-term and short-term market interest rates. In addition, the mix of assets and liabilities could change as varying levels of market interest rates might present our customer base with more attractive options.

Certain changes in interest rates, inflation, deflation or the financial markets could affect demand for our products and our ability to deliver products efficiently.

Loan originations, and potentially loan revenues, could be materially adversely impacted by sharply rising interest rates. Conversely, sharply falling rates could increase prepayments within our securities portfolio lowering interest earnings from those investments. An unanticipated increase in inflation could cause our operating costs related to salaries and benefits, technology and supplies to increase at a faster pace than revenues.

The fair market value of our securities portfolio and the investment income from these securities also fluctuate depending on general economic and market conditions. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, may differ from those anticipated at the time of investment as a result of interest rate fluctuations.

A significant portion of our loans are commercial real estate, construction and commercial and industrial loans, which carry greater credit risk than residential mortgage loans.

At September 30, 2015, $2.81 billion, or 70.7%, of our loan portfolio consisted of commercial real estate, construction and commercial and industrial loans. Given their larger balances and the complexity of the underlying collateral, commercial real estate, construction and commercial and industrial loans generally expose a lender to greater credit risk than residential mortgage loans. These loans also have greater credit risk than residential real estate for the following reasons:

•	commercial real estate loans — repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service;
•	construction loans — repayment is dependent on completion of the project and the subsequent financing of the completed project as a commercial real estate or residential real estate loan, and in some instances on the rent or sale of the underlying project; and
•	commercial and industrial loans — repayment is generally dependent upon the successful operation of the borrower’s business and on the value and marketability of underlying assets such as business machines and equipment.

If loans that are collateralized by real estate or other business assets become troubled and the value of the collateral has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses and adversely affect our operating results and financial condition.

The majority of our commercial real estate loans are secured by non-owner-occupied properties. These loans expose us to greater risk of non-payment and loss than loans secured by owner-occupied properties because repayment of such loans depends primarily on the tenant’s continuing ability to pay rent to the property owner, who is our borrower, or, if the property owner is unable to find a tenant, the property owner’s ability to repay the loan without the benefit of a rental income stream, or other events beyond the borrower’s control. In addition, the physical condition of non-owner-occupied properties is often below that of owner-occupied properties due to lax property maintenance standards, which has a negative impact on the value of the collateral properties. Furthermore, some of our non-owner-occupied borrowers have more than one loan outstanding with us, which may expose us to a greater risk of loss compared to residential and commercial borrowers with only one loan.

Any increase in these types of loans through organic growth or acquisition significantly increases our exposure to the risks inherent in these types of loans.

A significant portion of our loans are acquired in connection with our acquisitions of other institutions, many of which are secured by real estate and other assets located in market areas with which was are less familiar than our historical primary market area.

Over the last several years, we have acquired a significant portfolio of commercial real estate, construction, commercial and industrial, and residential mortgage loans, many of which are secured by real estate or have borrowers located in areas outside of our historical primary market area. Some of the areas into which we are expanding may have experienced a greater economic downturn in recent years than our primary market area, which may result in a large number of these loans becoming non-performing or classified assets. In addition, in areas where we do not have an extensive operating history or an extended relationship with customers of the acquired institutions, we may be unable to successfully resolve problem loans that we did not originate, which could result in write-downs of the value of these loans or increases in our provisions for loan losses.

Our construction and development and acquisition loans subject the Bank to risks that could materially adversely affect our results of operations and financial condition.

The deterioration in residential and commercial construction and development and acquisition portfolios may lead to increased nonperforming assets in our loan portfolio and increased provision for loan losses, which could have a material adverse effect on our capital, financial condition and results of operations.

While recent economic data suggests that overall economic conditions are improving, such improvement may be slower in our market areas and if market conditions in the residential construction and development and land acquisition real estate markets remain poor or further deteriorate, they may lead to increased loan-to-value ratios or additional valuation adjustments on our loans and real estate owned in these markets. Furthermore, a sustained weakened economy could result in a continuation of the decreased demand for residential housing, which, in turn, could adversely affect the development and construction efforts of residential real estate developers, adversely affect the ability of those developers to repay their loans and decrease the value of the property used as collateral, resulting in higher levels of non-performing loans. Any increase in our non-performing assets and related increases in our provision for loan losses could negatively affect our business and have a material adverse effect on our capital, financial condition and results of operations.

Our allowance for loan losses may not be adequate to cover losses, and we may be required to materially increase our allowance, which may adversely affect our capital, financial condition and results of operations.

The Bank, as a lender, is exposed to the risk that our customers will be unable to repay their loans in accordance with their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the business of making loans and could have a material adverse effect on our operating results. Our credit risk with respect to our real estate and construction loan portfolio will relate principally to the creditworthiness of business entities and the value of the real estate serving as security for the repayment of loans. Our credit risk with respect to our commercial and consumer loan portfolio will relate principally to the general creditworthiness of businesses and individuals within our local markets.

We make various assumptions and judgments about the collectability of our loan portfolio and provide an allowance for estimated loan losses based on a number of factors. If our assumptions or judgments prove to be incorrect, the allowance for loan losses may not be sufficient to cover actual loan losses. We may have to increase our allowance in the future in response to the request of one of our primary banking regulators, to adjust for changing conditions and assumptions, or as a result of any deterioration in the quality of our loan portfolio. The actual amount of future provisions for loan losses cannot be determined at this time and may vary from the amounts of past provisions.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities on terms that are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could negatively impact our access to liquidity sources include a decrease in the level of our business activity as a result of an economic downturn in the markets in which our loans are concentrated, adverse regulatory action against us, or our inability to attract and retain deposits. Our ability to borrow could be impaired by factors that are not specific to us or our region, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of recent turmoil faced by banking organizations and the unstable credit markets.

Our business is highly correlated to local economic conditions in a geographically concentrated part of the United States.

Unlike larger organizations that are more geographically diversified, our banking offices are primarily concentrated in select markets in North Carolina, South Carolina and Virginia. As a result of this geographic concentration, our financial results depend largely upon economic conditions in these market areas. Deterioration in economic conditions in the markets we serve could result in one or more of the following:

•	an increase in loan delinquencies;
•	an increase in problem assets and foreclosures;
•	a decrease in the demand for our products and services; and
•	a decrease in the value of collateral for loans, especially real estate, in turn reducing customers’ borrowing power, the value of assets associated with problem loans and collateral coverage.

Impairment of our investment securities could require charges to earnings, which could result in a negative impact on our results of operations.

In assessing the impairment of investment securities, we consider the length of time and extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuers, whether the decline in market value was affected by macroeconomic conditions and whether we have the intent to sell the security or will be required to sell the security before its anticipated recovery. Future declines in the market value or our investment securities may result in other-than-temporary impairment of these securities, which could lead to charges that could have a material adverse effect on our net income and capital levels.

We rely on dividends from the Bank for most of our revenue.

We are a separate and distinct legal entity from the Bank. We receive substantially all of our revenue from dividends from the Bank. These dividends are the principal source of funds to pay dividends on common stock and interest and principal on our debt. Various federal and state laws and regulations limit the amount of dividends that the Bank may pay to us. Also, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. In the event the Bank is unable to pay dividends to us, we may not be able to service debt, pay obligations or pay dividends on our common stock and our business, financial condition and results of operations may be materially adversely affected.

We are subject to regulation by various federal and state entities.

We are subject to the regulations of the SEC, the Federal Reserve, the FDIC and the North Carolina Office of the Commissioner of Banks. New regulations issued by these agencies may adversely affect our ability to carry on our business activities. We are subject to various federal and state laws and certain changes in these laws and regulations may adversely affect our operations. Noncompliance with certain of these regulations may impact our business plans, including our ability to branch, offer certain products or execute existing or planned business strategies.

We are also subject to the accounting rules and regulations of the SEC and the Financial Accounting Standards Board. Changes in accounting rules could materially adversely affect the reported financial statements or our results of operations and may also require extraordinary efforts or additional costs to implement. Any of these laws or regulations may be modified or changed from time to time, and we cannot be assured that such modifications or changes will not adversely affect us.

We are subject to industry competition which may have an impact upon our success.

Our profitability depends on our ability to compete successfully. We operate in a highly competitive financial services environment. Certain competitors are larger and may have more resources than we do. We face competition in our regional market areas from other commercial banks, savings and loan associations, credit unions, internet banks, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, and other financial intermediaries that offer similar services. Some of our nonbank competitors are not subject to the same extensive regulations that govern us or our bank subsidiary and may have greater flexibility in competing for business.

Another competitive factor is that the financial services market, including banking services, is undergoing rapid changes with frequent introductions of new technology-driven products and services. Our future success may depend, in part, on our ability to use technology competitively to provide products and services that offer convenience to customers and create additional efficiencies in our operations.

Consumers may decide not to use local banks to complete their financial transactions.

Technology and other changes are allowing parties to complete, through alternative methods, financial transactions that historically have involved banks. For example, consumers can now maintain funds that would have historically been held as local bank deposits in brokerage accounts, mutual funds with an internet-only bank, or with virtually any bank in the country through on-line banking. Consumers can also complete transactions such as purchasing goods and services, paying bills and/or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower-cost deposits as a source of funds could have an adverse effect on our financial condition, results of operations and liquidity.

Our recent results may not be indicative of our future results.

We may not be able to grow our business at the same rate of growth achieved in recent years or even grow our business at all. Additionally, we may not have the benefit of several factors that have been favorable to our business in past years, such as an interest rate environment where changes in rates occur at a relatively orderly and modest pace, the ability to find suitable expansion opportunities, or otherwise to capitalize on opportunities presented, or other factors and conditions. Numerous factors, such as weakening or deteriorating economic conditions, regulatory and legislative considerations, and competition may impede or restrict our ability to expand our market presence and could adversely impact our future operating results.

We depend on key personnel for our success.

Our operating results and ability to adequately manage our growth and minimize loan losses is highly dependent on the services, managerial abilities and performance of our current executive officers and other key personnel. We have an experienced management team that our Board of Directors believes is capable of managing and growing the Company. Losses of or changes in our current executive officers or other key personnel and their responsibilities may disrupt our business and could adversely affect our financial condition, results of operations and liquidity. Additionally, our ability to retain our current executive officers and other key personnel may be further impacted by existing and proposed legislation and regulations affecting the financial services industry. There can be no assurance that we will be successful in retaining our current executive officers or other key personnel.

We may need to rely on the financial markets to provide needed capital.

Our common stock is listed and traded on The NASDAQ Capital Market under the symbol “BNCN”. Although we anticipate that our capital resources will be adequate for the foreseeable future to meet our capital requirements, at times we may depend on the liquidity of the NASDAQ market to raise equity capital. If the market should fail to operate, or if conditions in the capital markets are adverse, we may be constrained in raising capital. Downgrades in the opinions of the analysts that follow us may cause our stock price to fall and significantly limit our ability to access the markets for additional capital requirements. Should these risks materialize, our ability to further expand our operations through internal growth or acquisition may be limited.

We face risks related to our operational, technological and organizational infrastructure.

The Bank’s ability to grow and compete is dependent on our ability to build or acquire the necessary operational and technological infrastructure and to manage the cost of that infrastructure while we expand. Similar to other large corporations, in our case, operational risk can manifest itself in many ways, such as errors related to failed or inadequate processes, faulty or disabled computer systems, fraud by employees or outside persons and exposure to external events. We are dependent on our operational infrastructure to help manage these risks. In addition, we are heavily dependent on the strength and capability of our technology systems which we use both to interface with our customers and to manage our internal financial and other systems. Our ability to develop and deliver new products that meet the needs of our existing customers and attract new customers depends in part on the functionality of our technology systems. Additionally, our ability to run our business in compliance with applicable laws and regulations is dependent on these infrastructures.

We continuously monitor our operational and technological capabilities and make modifications and improvements when we believe it will be cost effective to do so. In some instances, we may build and maintain these capabilities ourselves. We also outsource some of these functions to third parties. These third parties may experience errors or disruptions that could adversely impact us and over which we may have limited control. We also face risk from the integration of new infrastructure platforms and/or new third party providers of such platforms into our existing businesses.

Financial services companies depend on the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions, we may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports and other financial information. We may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports or other financial information could have a material adverse impact on our business and, in turn, our financial condition and results of operations.

The soundness of other financial institutions with which we do business could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties, including counterparties in the financial industry, such as commercial banks and other institutional clients. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions will expose us to credit risk in the event of default of a counterparty or client. In addition, this credit risk may be exacerbated when the collateral we hold cannot be realized upon liquidation or is liquidated at prices not sufficient to recover the full amount of the financial instrument exposure due to us. There is no assurance that any such losses would not materially and adversely affect our results of operations.

Reputational risk and social factors may impact our results.

Our ability to originate and maintain accounts, particularly in the context of acquired institutions, is highly dependent upon customer and other external perceptions of our business practices and our financial health. Adverse perceptions regarding our business practices or our financial health could damage our reputation in both the customer and funding markets, leading to difficulties in generating and maintaining accounts as well as in financing them. Adverse developments with respect to the consumer or other external perceptions regarding the practices of our competitors, or our industry as a whole, may also adversely impact our reputation. In addition, adverse reputational impacts on third parties with whom we have important relationships may also adversely impact our reputation. Adverse impacts on our reputation, or the reputation of our industry, may also result in greater regulatory or legislative scrutiny, which may lead to laws, regulations or regulatory actions that may change or constrain the manner in which we engage with our customers and the products we offer. Adverse reputational impacts or events may also increase our litigation risk. We carefully monitor internal and external developments for areas of potential reputational risk and have established governance structures to assist in evaluating such risks in our business practices and decisions.

The financial services industry is experiencing continual technological change.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new, technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements than we do. We may not be able to effectively implement new, technology-driven products and services or be successful in marketing these products and services to our customers. In addition, the implementation of technological changes and upgrades to maintain current systems and integrate new ones may also cause service interruptions, transaction processing errors and system conversion delays and may cause us to fail to comply with applicable laws. Failure to successfully keep pace with technological change affecting the financial services industry and avoid interruptions, errors and delays could have a material adverse effect on our business, financial condition or results of operations.

We expect that new technologies and business processes applicable to the consumer and commercial credit industry will continue to emerge, and these new technologies and business processes may be better than those we currently use. Because the pace of technological change is high and our industry is intensely competitive, we may not be able to sustain our investment in new technology as critical systems and applications become obsolete or as better ones become available. A failure to maintain current technology and business processes could cause disruptions in our operations or cause our products and services to be less competitive, all of which could have a material adverse effect on our business, financial condition or results of operations.

We may experience interruptions or breaches in our information system security.

We rely heavily on communications and information systems to conduct our business. In addition to our own systems we also rely on external vendors to provide certain services and are therefore exposed to their information security risks. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of these information systems, there can be no assurance that any failure or interruption of our systems, or our external vendors systems, will not occur, or, if they do occur that they will be adequately addressed. The volume of business conducted through electronic devices continues to grow and our computer systems and network infrastructure, as well as the systems of external vendors and customers, present security risks and could be susceptible to hacking and identify theft. A breach in security of our systems, including a breach resulting from our newer online capabilities such as mobile banking, increases the potential for fraud losses. The occurrence of any failure, interruption or security breach of our information systems could result in damage to our reputation, result in loss of customer business, subject us to additional regulatory scrutiny or expose us to civil litigation and possible financial liability, any of which could have a material effect on our financial condition and results of operations.

A failure in or breach of our operational or security systems or infrastructure, or those of external vendors and other service providers, including as a result of cyber-attacks, could disrupt our business, result in disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.

As a financial institution, we are susceptible to fraudulent activity that may be committed against us or our customers, which may result in financial losses to us or our customers, privacy breaches against our customers or damage to our reputation. Such fraudulent activity may take various forms, including check fraud, electronic fraud, wire fraud, phishing, and other dishonest activities. In recent years, there has been a rise in electronic fraudulent activity within the financial services industry, especially in the commercial banking sector, due to cyber-criminals targeting commercial bank accounts.

In addition, our operations rely on secure processing, storage and transmission of confidential and other information on our computer systems and networks. Although we take numerous protective measures to maintain the confidentiality, integrity and availability of our and our customers’ information across all geographic and product lines, and endeavor to modify these protective measures as circumstances warrant, the nature of the threats continues to evolve and become increasingly sophisticated. As a result, our computer systems, software and networks and those of our customers may be vulnerable to unauthorized access, loss or destruction of data (including confidential customer information), account takeovers, unavailability of service, computer viruses or other malicious codes, cyber-attacks and other events that could have an adverse security impact and result in significant losses by us and/or our customers. These threats may originate externally from third parties, such as cyber-criminal and other hackers, third party vendors providing processing or infrastructure-support services, or internally from within our organization. Despite the defensive measures we take to manage our internal technological and operational infrastructure, given the increasingly high volume of our transactions, certain errors may be repeated or compounded before they are discovered and rectified.

We also face the risk of operational disruption, failure, termination or capacity constraints of any of the third parties that facilitate our business activities, including exchanges, clearing agents, clearing houses or other financial intermediaries. These parties could also be the source of an attack on, or breach of, our operational systems, data or infrastructure. In addition, we may be at risk of an operation failure with respect to our customers’ systems. Our risk and exposure to these matters remain heightened because of, among other things, the evolving nature of the threats, the outsourcing of some of our business operations and the continued uncertain global economic environment. As cyber-threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information system vulnerabilities.

Our deposit insurance premiums could increase in the future, which may adversely affect our future financial performance.

The FDIC insures deposits at FDIC insured financial institutions, including the Bank. The FDIC charges insured financial institutions premiums to maintain the deposit insurance fund (“DIF”) at a certain level. Economic conditions since 2008 have increased the rate of bank failures and expectations for further bank failures, requiring the FDIC to make payments for insured deposits from the DIF and prepare for future payments from the DIF.

During 2009, the FDIC imposed a special deposit insurance assessment on all institutions which it regulates, including the Bank. This special assessment was imposed due to the need to replenish the DIF, as a result of increased bank failures and expected future bank failures. Any similar, additional measures taken by the FDIC to maintain or replenish the DIF may have an adverse effect on our financial condition and results of operations.

In 2011, final rules to implement changes required by the Dodd-Frank Act with respect to the FDIC assessment rules became effective. The rules provide that a depository institution’s deposit insurance assessment will be calculated based on the institution’s total assets less tangible equity, rather than the previous base of total deposits. These changes have not materially increased the Company’s FDIC insurance assessments for comparable asset and deposit levels. However, if the Bank’s asset size increases or the FDIC takes other actions to replenish the DIF, the Bank’s FDIC insurance premiums and assessments could increase.

Risks Related to Our Common Stock and this Offering

The price of our common stock is volatile and may decline.

The trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other financial institutions;
•	failure to meet analysts’ revenue or earnings estimates;
•	speculation in the press or investment community;
•	strategic actions by us or our competitors, such as acquisitions or restructurings;
•	actions by institutional shareholders;
•	fluctuations in the stock price and operating results of our competitors;
•	general market conditions and, in particular, developments related to market conditions for the financial services industry;
•	proposed or adopted regulatory changes or developments;
•	anticipated or pending investigations, proceedings or litigation that involve or affect us; or
•	domestic and international economic factors unrelated to our performance.

A significant decline in our stock price could result in substantial losses for individual shareholders and could lead to costly and disruptive securities litigation.

Management and our Board of Directors have significant discretion over the investment of the offering proceeds and may not be able to achieve acceptable returns on the proceeds from the offering.

The completion of this offering is not conditioned on the completion of the acquisition of High Point. Accordingly, our Board of Directors and management will have discretion in the investment of the capital raised in this offering, particularly if we are unable to complete the High Point acquisition. We may use the proceeds to pay dividends to shareholders, repurchase shares of common stock, fund new loans, purchase securities, acquire other institutions, or for other general corporate purposes. We have not, however, identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of these applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds on a long-term basis, and we cannot predict how long we will need to deploy the proceeds effectively. Investing the offering proceeds in securities until we are able to deploy the proceeds will provide lower margins than we generally earn on loans, potentially adversely affecting shareholder returns, including earnings per share, return on assets and return on equity.

Securities issued by us, including our common stock, are not FDIC insured.

Securities issued by us, including our common stock, are not savings or deposit accounts or other obligations of any bank and are not insured by the FDIC, the DIF or any other governmental agency or instrumentality, or any private insurer, and are subject to investment risk, including the possible loss of principal.

The holders of our subordinated notes and junior subordinated debentures have rights that are senior to those of our shareholders.

As of September 30, 2015, the Company had $71.9 million of subordinated notes issued by the Company and $36.3 million in junior subordinated debentures outstanding that were issued by the Company’s wholly owned subsidiaries, BNC Bancorp Capital Trust I, BNC Bancorp Capital Trust II, BNC Bancorp Capital Trust III, BNC Bancorp Capital Trust IV, Valley Financial (VA) Statutory Trust I, Valley Financial (VA) Statutory Trust II and Valley Financial (VA) Statutory Trust III, respectively. The subordinated notes and the junior subordinated debentures are senior to the Company’s shares of common stock. As a result, the Company must make payments on the subordinated notes and the junior subordinated debentures before any dividends can be paid on its common stock and, in the event of the Company’s bankruptcy, dissolution, or liquidation, the holders of the subordinated notes and junior subordinated debentures must be satisfied before any distributions can be made to the holders of the common stock. The Company’s ability to pay future distributions depends upon the earnings of the Bank and the issuance of dividends from the Bank to the Company, which may be inadequate to service the Company’s debt obligations.

We may borrow funds or issue additional debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by all or up to all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, preferred stock, common stock, or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive a distribution of our available assets before distributions to the holders of our common stock. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate with certainty the amount, timing or nature of our future offerings and debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. In addition, the borrowing of funds or issuance of debt would increase our leverage and decrease our liquidity, and the issuance of additional equity securities would dilute the interests of our existing shareholders.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets and the availability of those shares for sale could adversely affect the market price of our common stock. In addition, future issuances of equity securities, including pursuant to outstanding options, could dilute the interests of our existing shareholders and could cause the market price of our common stock to decline. We may issue such additional equity or convertible securities to raise additional capital. Depending on the amount offered and the levels at which we offer the stock, issuances of common or preferred stock could be substantially dilutive to shareholders of our common stock. Moreover, to the extent that we issue restricted stock, phantom shares, stock appreciation rights, options or warrants to purchase our common stock in the future and those stock appreciation rights, options or warrants are exercised or as shares of the restricted stock vest, our shareholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro-rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. We cannot predict with certainty the effect that future sales of our common stock would have on the market price of our common stock.

We may reduce or eliminate dividends on our common stock.

Although we have historically paid a quarterly cash dividend to the holders of our common stock, holders of our common stock are not entitled to receive dividends. Downturns in the domestic and global economies could cause our Board of Directors to consider, among other things, reducing or eliminating dividends paid on our common stock. This could adversely affect the market price of our common stock. Furthermore, as a bank holding company, our ability to pay dividends is subject to the guidelines of the Federal Reserve regarding capital adequacy and dividends before declaring or paying any dividends. Dividends also may be limited as a result of safety and soundness considerations.

Our articles of incorporation, as amended, amended and restated bylaws, and certain banking laws may have an anti-takeover effect.

Provisions of our articles of incorporation and bylaws, as amended, and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. The combination of these provisions may prohibit a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common stock in this offering, after underwriting discounts and estimated expenses, will be approximately $49.7 million. If the underwriter exercises its option to purchase additional shares in full, we estimate that our net proceeds, after underwriting discounts and expenses, will be approximately $57.3 million. In each case, this assumes the deduction of estimated offering expenses of $500,000 and the underwriting discount.

We intend to use the net proceeds of this offering for general corporate purposes, including payment of the cash portion of the merger consideration in connection with the High Point acquisition. Other general corporate purposes also could include contributing capital to the Bank to maintain or increase regulatory capital levels or support growth in its lending and deposit-gathering activities, financing expansion of our branch system and acquiring other financial institutions, or branches thereof, or businesses engaged in activities that we believe could complement our banking business and provide additional sources of noninterest income.

MARKET FOR OUR COMMON STOCK AND OUR DIVIDEND POLICY

Our common stock is listed on The NASDAQ Capital Market under the symbol “BNCN.” As of November 11, 2015, we had 38,159,116 shares of common stock outstanding, held by 3,447 shareholders of record. The shareholders of record include banks and brokers who act as nominees, each of whom may represent more than one stockholder.

The following table sets forth, for the periods indicated, the high and low sales prices per share for our common stock as reported on The NASDAQ Capital Market and the cash dividends paid per common share.

Quarter Ended:	High	Low	Cash Dividend
December 31, 2015 (through November 12, 2015)	$26.29	$21.52	$0.05
September 30, 2015	23.32	18.92	0.05
June 30, 2015	19.48	17.67	0.05
March 31, 2015	18.24	15.52	0.05
December 31, 2014	$17.86	$15.51	$0.05
September 30, 2014	17.69	15.66	0.05
June 30, 2014	18.96	15.63	0.05
March 31, 2014	18.90	16.36	0.05
December 31, 2013	$17.34	$11.67	$0.05
September 30, 2013	14.35	11.26	0.05
June 30, 2013	11.47	9.56	0.05
March 31, 2013	10.10	7.85	0.05

The ability of the BNC Board of Directors to declare and pay dividends on its common stock is subject to the terms of applicable North Carolina law and banking regulations. Also, BNC may not pay dividends on its capital stock if it is in default or has elected to defer payments of interest under its outstanding junior subordinated debentures. The declaration and payment of future dividends to holders of BNC common stock will also depend upon its earnings and financial condition, the capital requirements of its subsidiaries, regulatory conditions and other factors as its board of directors may deem relevant.

In 2009, BNC began paying quarterly dividends, with the most recent being a cash dividend of $0.05 per share of common stock paid on November 10, 2015. Prior to 2009, BNC paid seven annual cash dividends, most recently a dividend of $0.20 per share of common stock on February 22, 2008.

UNDERWRITING

We have entered into an underwriting agreement with Stephens Inc. with respect to the common stock being offered hereby. Subject to certain conditions, Stephens has agreed to purchase from us the number of shares of our common stock set forth opposite its name below.

Underwriter	Number of Shares
Stephens Inc.	2,250,000
Total	2,250,000

The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent and that the underwriter has agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than shares covered by the underwriter’s option to purchase additional shares described below.

We have agreed to reimburse the underwriter for certain expenses and indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted to the underwriter an option to purchase up to 337,500 additional shares of our common stock at the public offering price set forth on the cover page of this prospectus supplement, less the underwriting discount. The underwriter may exercise this option, in whole or in part, for up to 30 days from the date of this prospectus supplement. The underwriter may exercise this option to cover sales by the underwriter of a greater number of shares than the total number set forth in the table above.

Underwriting Discount

The underwriter proposes to initially offer shares of our common stock directly to the public at the price set forth on the cover page of this prospectus supplement. After the offering, the underwriter may change the public offering price. If all of the shares of our common stock are not sold at the public offering price, the representative of the underwriter may change the public offering price and the other selling terms.

The following table shows the per share and total underwriting discount that we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares of our common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$23.50	$52,875,000	$60,806,250
Underwriting discount	$1.175	$2,643,750	$3,040,313
Proceeds to us, before expenses	$22.325	$50,231,250	$57,765,937

We have agreed to reimburse the underwriter for certain expenses incurred by it in connection with the offering. We estimate that our share of the total offering expenses, excluding the underwriting discount, will be approximately $500,000.

Lock-Up Agreements

We, and each of our executive officers, directors and certain of our shareholders, have agreed, for the period beginning on and including the date of this prospectus supplement through and including the date that is 90 days after the date of this prospectus supplement, not to:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock, whether the common stock is owned on the date of this prospectus supplement or acquired after the date of this prospectus supplement, or file any registration statement relating to any of the restricted activities; or
•	enter into any swap or any other agreement or any transaction that transfers the economic consequence of ownership of our common stock, whether the swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

These restrictions are expressly agreed to in order to preclude us, and our executive officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of our common stock or other securities, in cash or otherwise.

The 90-day restricted period will be automatically extended if:

•	during the period that begins on the date that is 15 calendar days plus three business days before the last day of the 90-day restricted period and ends on the last day of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or
•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period. The restrictions described in the preceding paragraph will not apply to:
•	a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions described in the preceding paragraph;
•	a transfer to any trust or family limited partnership for the direct or indirect benefit of that executive officer or director or his or her immediate family, provided that the trustee of the trust or the general partner of the partnership, agrees to be bound in writing by such restrictions and provided further that any such transfer shall not involve a disposition for value. “Immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin;
•	pledges in bona fide transactions that are outstanding as of the date of the agreement to a lender;
•	transfers pursuant to the exercise of stock options that have been granted by us prior to the date of this prospectus supplement, where the shares of our common stock received upon the exercise are held subject to the restrictions listed above; or
•	transfers made with the prior written consent of Stephens Inc.

The underwriter may, in its sole discretion and at any time and from time to time, without notice, release all or any portion of the shares of our common stock and other securities that are restricted by these agreements from the restrictions listed above.

NASDAQ Capital Market Listing

The shares of our common stock in this offering have been approved for listing and will be eligible for trading on the NASDAQ Capital Market under the symbol “BNCN.”

Indemnity

We have agreed to indemnify the underwriter and persons who control the underwriter against liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization Transactions

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock, including stabilizing transactions, short sales and purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may include the sale by the underwriter of more shares than in is obligated to purchase under the underwriting agreement, creating a short position that may be either a covered short position or a naked short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriter under the option to purchase additional shares described above. The underwriter can close out a covered short sale by exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares described above. The underwriter also may sell shares in excess of its option to purchase additional shares, creating a naked short position to the extent of the excess. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

These transactions may have the effect of raising or maintaining the market price of the shares of our common stock or preventing or retarding a decline in the market price of the shares of our common stock. As a result, the price of the shares of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares of our common stock. These transactions may be effected on the NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without notice.

Passive Market Making

In connection with this offering, the underwriter may engage in passive market making transactions in our common stock on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution of this offering. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriter is not required to engage in passive market making and may end passive market making activities at any time.

Electronic Prospectus Delivery

A prospectus supplement in electronic format may be made available by e-mail or on the websites maintained by the underwriter. In connection with this offering, the underwriter or certain securities dealers may distribute prospectuses electronically. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate shares of our common stock for sale to online brokerage account holders. Any such allocation of online distributions will be made by the underwriter on the same basis as other allocations. Other than this prospectus supplement in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or syndicate member is not part of this prospectus supplement, has not been approved and/or endorsed by the underwriter or us and should not be relied upon by investors.

Notice to Investors

United Kingdom

The underwriter has represented and agreed that:

•	it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Conduct Authority;
•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) received in connection with this offering to persons (1) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the “Order”; (2) high net worth companies and other persons falling within Article 19(5) or Article 49(2)(a) to (d) of the Order; or (3) other persons who fall within an exemption in the Order and to whom such invitation or inducement can lawfully be communicated; and
•	it has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area (Iceland, Norway and Lichtenstein in addition to the member states of the European Union) that has implemented the Prospectus Directive, each referred to as a Relevant Member State, the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, referred to as the Relevant Implementation Date, it has not made and will not make an offer of the securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
•	in any other circumstances that do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, the offer contemplated in this prospectus will be deemed to have represented, warranted and agreed to and with us and the underwriter that:

•	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and
•	in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (1) the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriter has been given to the offer or resale; or (2) where securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of the provisions in the two immediately preceding paragraphs, the expression an “offer of the securities to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Other Considerations

It is expected that delivery of the shares of our common stock will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement. Under Rule 15c6-1 promulgated under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

The underwriter and its affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financial services to us, for which it has in the past received, and may in the future receive, customary fees and reimbursement for its expenses.

LEGAL MATTERS

The validity of the shares of common stock offered hereby and selected other legal matters in connection with the offering will be passed upon for us by the law firm of Womble Carlyle Sandridge & Rice, LLP. Covington & Burling LLP, Washington D.C., is acting as counsel to the underwriter.

EXPERTS

The audited financial statements of the Company and the report on the effectiveness of the Company’s internal control over financial reporting incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm, incorporated by reference herein in reliance on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Valley Financial Corporation for the years ended December 31, 2014 and December 31, 2013 are incorporated by reference in this prospectus supplement by reference to the Annual Report on Form 10-K of Valley Financial Corporation that was filed with the SEC on February 27, 2015. Such historical financial statements have been audited by Elliott Davis Decosimo, LLC, an independent registered public accounting firm, as stated in its report dated February 27, 2015, and incorporated by reference herein in reliance on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s internet website found at www.sec.gov. You may also obtain free copies of the documents we have filed with the SEC (other than exhibits to such documents unless we specifically incorporate by reference an exhibit in this proxy statement/prospectus) by contacting Drema Michael, Director of Corporate and Investor Relations, BNC Bancorp, 3980 Premier Drive, Suite 210, High Point, North Carolina 27265, telephone (336) 869-9200 or from our internet website at www.bncbancorp.com. This reference to our website is for the convenience of investors as required by the SEC. No information on our website is incorporated by reference into this prospectus supplement or the accompanying prospectus.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, DC, as well as through the SEC’s internet website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement from the documents listed below that we have previously filed with the SEC (File No. 000-50128). This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this prospectus supplement is considered to be part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede, any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015, and September 30, 2015, filed on May 8, 2015, and August 6, 2015, and November 9, 2015, respectively;
•	our Current Reports on Form 8-K (and amendments thereto) filed on January 27, 2015, February 11, 2015, April 23, 2015, May 29, 2015, June 1, 2015 (as amended by Amendment No. 1 filed on September 15, 2015 and Amendment No. 2 filed on October 27, 2015), July 1, 2015, July 28, 2015, August 14, 2015, October 20, 2015, and October 21, 2015; and
•	portions of Amendment No. 1 to our proxy statement/prospectus on Form S-4 (File No. 333-202499), filed on April 14, 2015 for the annual meeting of shareholders held on May 28, 2015 that were incorporated by reference in Part III of our Annual Report on Form 10-K for the year ended December 31, 2014.

All documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering will also be deemed to be incorporated by reference. These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus supplement from the date of their filing. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this prospectus or any applicable prospectus supplement or is incorporated by reference from earlier documents, to the extent that they are inconsistent.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus supplement or accompanying prospectus. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than that date.

PROSPECTUS

$150,000,000

Senior Debt Securities
Subordinated Debt Securities
Convertible Debt Securities
Preferred Stock
Common Stock
Warrants
Units

BNC Bancorp, herein referred to as BNC or the Company, may offer and sell, from time to time, in one or more offerings, senior debt securities, subordinated debt securities, convertible debt securities, preferred stock, common stock, warrants or units. This prospectus provides a general description of the securities we may offer and the manner in which we will offer these securities. Supplements to this prospectus will describe the specific terms and manner of offering of the securities we actually offer. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

We may offer these securities from time to time in amounts, prices, and on other terms to be determined at the time of the offering. We may sell these securities to or through underwriters, to other purchasers or through agents. The accompanying prospectus supplement will specify the names of any underwriters or agents.

Our common stock is traded on The NASDAQ Capital Market under the symbol “BNCN.” You are urged to obtain current market prices for our common stock.

Our principal executive offices are located at 3980 Premier Drive, Suite 210, High Point, North Carolina 27265 and our telephone number is (336) 869-9200. Our Internet address is http://www.bncbancorp.com.

These securities are speculative and involve a high degree of risk. You should carefully read this prospectus, any applicable prospectus supplement, the documents incorporated by reference herein and therein, including our periodic reports and other information we file with the U.S. Securities and Exchange Commission and any information under the heading “Risk Factors” beginning on page 4 of this prospectus, and any applicable prospectus supplement before making a decision to purchase our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are our equity securities and/or our unsecured obligations, are not savings accounts, deposits or other obligations of our bank subsidiary or any other bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is September 8, 2014

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, after the SEC declares our registration statement effective, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000.

We may offer the following securities from time to time:

•	senior debt securities;
•	subordinated debt securities;
•	convertible debt securities;
•	preferred stock;
•	common stock;
•	warrants; or
•	units.

This prospectus provides you with a general description of each of the securities we may offer. Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update, or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement and the documents incorporated by reference herein and therein, together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC website or at the SEC Public Reference Room mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information we incorporate by reference or present in this prospectus or the relevant prospectus supplement. We have not authorized anyone else, including any underwriter or agent, to provide you with different or additional information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement which includes the specific terms of that offering. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers, or agents, if any, together with the terms of the offering, the compensation of those underwriters, dealers, or agents, and the net proceeds to us. Any underwriters, dealers, or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended.

To the extent there are inconsistencies between any prospectus supplement, this prospectus and any document incorporated by reference, the document with the most recent data will control.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements that are considered “forward-looking statements” within the meaning of United States securities laws. In addition, BNC and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “project,” “will,” “trend,” “target,” and “goal” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements about BNC’s confidence in its strategies and its expectations about financial performance, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.

Forward-looking statements are subject to various risks and uncertainties, which may change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to BNC and its subsidiaries, including Bank of North Carolina, herein referred to as the Bank.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other SEC filings. Forward-looking statements included herein should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this prospectus. BNC undertakes no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the date of this prospectus. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate BNC. Any investor in BNC should consider all risks and uncertainties disclosed in our SEC filings described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov, and under the heading “Risk Factors” in any prospectus supplement.

ABOUT BNC BANCORP

BNC was incorporated under the laws of the State of North Carolina on September 23, 2002 to serve as a one-bank holding company of the Bank. BNC is registered with the Board of Governors of the Federal Reserve System, or the FRB, under the Bank Holding Company Act of 1956, as amended, or the BHCA, and the bank holding company laws of North Carolina. BNC’s only business at this time is owning the Bank and its primary source of income is any dividends that are declared and paid by the Bank on its capital stock.

The Bank is a full service commercial bank that was incorporated under the laws of the State of North Carolina on November 15, 1991 and opened for business on December 3, 1991. The Bank provides a wide range of banking services tailored to the particular banking needs of the communities it serves. It is principally engaged in the business of attracting deposits from the general public and using such deposits, together with other funding from the Bank’s lines of credit, to make primarily consumer and commercial loans. This business strategy stresses the provision of high quality banking services to individuals and small to medium-sized local businesses. Specifically, the Bank makes business loans secured by real estate, personal property and accounts receivable; unsecured business loans; consumer loans, which are secured by consumer products, such as automobiles and boats; unsecured consumer loans; commercial real estate loans; and other loans. The Bank also offers a wide range of banking services, including checking and savings accounts, wealth management, safe deposit boxes, and other associated services.

As of June 30, 2014, BNC had consolidated assets, deposits and shareholders’ equity of approximately $3.7 billion, $3.1 billion and $327 million, respectively. At December 31, 2013, BNC had consolidated assets, deposits and shareholders’ equity of approximately $3.2 billion, $2.7 billion and $271 million, respectively. BNC’s voting common stock is listed and traded on The NASDAQ Capital Market under the symbol “BNCN.” Additional information about BNC is included in documents incorporated by reference in this prospectus and any prospectus supplement. See “Where You Can Find More Information” below.

In this prospectus, “BNC,” “we,” “our,” “ours,” and “us” refer to BNC Bancorp, which is a financial holding company headquartered in High Point, North Carolina, and our subsidiaries on a consolidated basis, unless the context otherwise requires, and the “Bank” refers to Bank of North Carolina, which is our wholly-owned banking subsidiary.

BNC Bancorp is incorporated under the laws of the State of North Carolina. Our principal executive offices are located at 3980 Premier Drive, Suite 210, High Point, North Carolina 27265. Our telephone number is (336) 869-9200. Our website address is http:/www.bncbancorp.com. Information contained in, or accessible through, our website does not constitute a part of this prospectus or any prospectus supplement.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described or incorporated by reference in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Statements in or portions of a future document incorporated by reference in this prospectus or any prospectus supplement, including without limitation those relating to risk factors, may update and supersede statements in and portions of this prospectus or any prospectus supplement or such incorporated documents.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we expect to use the net proceeds from the sale of our securities for general corporate purposes. Our general corporate purposes may include augmenting the capital of the Bank for use in our banking and commercial lending operations or providing to our other subsidiaries for use in their operations, repurchasing our outstanding common stock, financing possible acquisitions of other financial institutions or their branches or other businesses that are related to banking, diversifying into other banking-related businesses, extending credit to, or funding investments in, the Bank and repaying, reducing or refinancing our indebtedness.

We will specify the principal purposes for which the net proceeds from the sale of our securities will be used in a prospectus supplement at the time of sale. Until we use the net proceeds from the sale of the securities for these purposes, we may place the net proceeds in temporary investments or we may hold the net proceeds in deposit accounts in the Bank.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for all of the periods shown below. For purposes of computing these ratios, earnings represent the sum of income from continuing operations before taxes plus fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits.

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges:
Including interest on deposits	2.58x	1.69x	1.68x	1.26x	1.15x	1.21x	1.19x
Excluding interest on deposits	6.79x	5.77x	5.14x	3.14x	2.28x	2.82x	2.52x
Ratio of earnings to combined fixed charges and preferred stock dividends:
Including interest on deposits	2.58x	1.53x	1.59x	1.13x	1.04x	1.11x	1.09x
Excluding interest on deposits	6.79x	3.30x	3.88x	1.63x	1.17x	1.54x	1.43x

These ratios pertain to us and our subsidiaries. Under SEC regulations and for purposes of calculating the consolidated ratio of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends, “earnings” consist primarily of income from continuing operations before income taxes and fixed charges, “fixed charges” include interest, expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the interest component of rental expense and “preferred stock dividends” include pre-tax earnings required to pay the dividends on outstanding preferred stock. During 2013, we had 31,260 shares of Series A, Fixed Rate Cumulative Perpetual Preferred Stock, or Series A Preferred Stock, outstanding for 118 days and 1,804,566 shares of Series B, Mandatorily Convertible Non-Voting Preferred Stock, or Series B Preferred Stock, outstanding for 37 days. During 2012, 2011, 2010, respectively, we had 31,260 shares of Series A Preferred Stock outstanding and 1,804,566 shares of Series B Preferred Stock outstanding, and paid $6.1 million and $0.9 million, respectively, in dividends on such shares. During 2009, we had 31,260 shares of Series A Preferred Stock outstanding and paid $2.0 million in dividends on such shares. On February 7, 2013, all of the Series B Preferred Stock was converted into non-voting common stock. On April 29, 2013, all of the Series A Preferred Stock was redeemed with the proceeds from a non-dilutive term loan.

SELECTED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for BNC as of and for each of the five years ended December 31, 2013 (which has been derived from our audited consolidated financial statements), and as of and for the six months ended June 30, 2014 and 2013. You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 which have been filed with the SEC and are incorporated by reference in this prospectus. Information for the six month periods ended June 30, 2014 and 2013 is derived from unaudited interim consolidated financial statements and has been prepared on the same basis as our audited consolidated financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the six month period ended June 30, 2014 do not necessarily indicate the results which may be expected for any future period or for the full year.

Selected Consolidated Financial Data

(dollars in thousands, except per share and non-financial information, shares in thousands)

	As of/For the Six Months Ended June 30,		As of/For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Operating Data:
Total interest income	$74,351	$66,826	$138,670	$113,515	$103,343	$95,010	$79,082
Total interest expense	9,736	14,727	30,063	32,891	32,920	34,747	32,867
Net interest income	64,615	52,099	108,607	80,624	70,423	60,263	46,215
Provision for loan losses	4,701	6,403	12,188	22,737	18,214	26,382	15,750
Net interest income after provision for loan losses	59,914	45,696	96,419	57,887	52,209	33,881	30,465
Non-interest income	10,930	11,804	22,806	33,138	20,802	28,813	8,686
Non-interest expense	54,283	46,875	97,933	82,272	67,864	55,172	32,899
Income before income tax expense (benefit)	16,561	10,625	21,292	8,753	5,147	7,522	6,252
Income tax expense (benefit)	3,944	1,679	4,045	(1,700)	(1,783)	(204)	(285)
Net income	12,617	8,946	17,247	10,453	6,930	7,726	6,537
Less preferred stock dividends and discount accretion	—	1,060	1,060	2,404	2,404	2,196	1,984
Net income available to common shareholders	$12,617	$7,886	$16,187	$8,049	$4,526	$5,530	$4,553
Per Common Share Data:
Basic earnings per share	$0.45	$0.30	$0.61	$0.48	$0.45	$0.62	$0.62
Diluted earnings per share	0.45	0.30	0.61	0.48	0.45	0.61	0.62
Cash dividends declared	0.10	0.10	0.20	0.20	0.20	0.20	0.20
Book value	11.00	9.61	9.94	9.51	12.80	11.63	13.20
Tangible common book value(1)	8.90	8.41	8.66	8.20	9.60	8.49	9.43
Weighted average shares outstanding:
Basic	28,095	26,470	26,683	17,595	10,878	9,262	7,340
Diluted	28,232	26,486	26,714	17,599	10,894	9,337	7,348
Period-end common shares outstanding	29,721	26,479	27,303	24,650	9,101	9,053	7,342

	As of/For the Six Months Ended June 30,		As of/For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Selected Period-End Balance Sheet Data:
Total assets	$3,683,230	$2,929,636	$3,229,576	$3,083,788	$2,454,930	$2,149,932	$1,634,185
Investment securities available-for-sale	256,285	242,576	270,417	341,539	282,174	352,824	360,459
Investment securities held-to-maturity	245,341	223,503	247,378	114,805	97,036	6,000	6,000
Portfolio loans	2,670,299	2,048,941	2,276,517	2,035,258	1,709,483	1,508,180	1,079,179
Allowance for loan losses	30,129	32,859	32,875	40,292	31,008	24,813	17,309
Goodwill	50,744	27,111	28,384	27,111	26,129	26,129	26,129
Deposits	3,124,648	2,428,315	2,706,730	2,656,309	2,118,187	1,828,070	1,349,878
Short-term borrowings	108,275	112,105	125,592	32,382	70,211	60,207	50,283
Long-term debt	101,174	115,592	101,509	88,173	93,713	97,713	100,713
Shareholders’ equity	326,836	254,445	271,330	282,244	163,855	152,224	126,206
Selected Average Balances:
Total assets	$3,362,233	$2,948,251	$3,009,367	$2,544,718	$2,208,525	$2,027,261	$1,617,744
Investment securities	502,943	467,573	483,984	353,040	339,067	352,099	430,684
Total loans	2,440,591	2,079,887	2,139,281	1,813,899	1,561,257	1,359,107	1,026,635
Total interest-earning assets	3,023,497	2,627,125	2,696,475	2,244,423	1,936,069	1,799,324	1,496,230
Interest-bearing deposits	2,503,794	2,232,266	2,236,046	2,002,595	1,770,106	1,613,886	1,257,333
Total interest-bearing liabilities	2,665,668	2,387,358	2,429,817	2,126,818	1,914,179	1,765,391	1,418,935
Shareholders’ equity	306,681	275,233	269,123	212,955	156,968	149,959	123,641
Selected Performance Ratios:
Return on average assets(2)	0.76%	0.54%	0.54%	0.32%	0.20%	0.27%	0.28%
Return on average common equity(3)	8.30%	6.31%	6.28%	5.11%	4.12%	4.98%	4.81%
Return on average tangible common equity(4)	10.15%	7.51%	7.50%	6.57%	5.88%	7.89%	7.30%
Net interest margin(5)	4.57%	4.26%	4.29%	3.85%	3.93%	3.65%	3.39%
Average equity to average assets	9.12%	9.34%	8.94%	8.37%	7.11%	7.40%	7.64%
Efficiency ratio(6)	68.31%	69.66%	70.67%	68.85%	70.09%	58.38%	55.36%
Dividend payout ratio	22.22%	33.33%	32.79%	41.67%	44.44%	32.26%	32.26%
Allowance for loan losses to period-end portfolio loans(7)	1.13%	1.60%	1.44%	1.98%	1.81%	1.65%	1.60%
Allowance for loan losses to nonperforming loans(8)	84.86%	48.74%	80.46%	58.04%	33.44%	25.96%	90.86%
Nonperforming assets to total assets(9)	2.34%	3.90%	2.74%	3.93%	6.57%	6.29%	2.04%
Net loan charge-offs, with covered portion to average portfolio loans(10)	0.51%	0.85%	0.57%	1.09%	1.14%	1.39%	1.13%
Capital Ratios:(11)
Total risk-based capital	11.18%	13.82%	12.66%	13.91%	11.51%	13.01%	12.79%
Tier 1 risk-based capital	10.13%	12.57%	11.41%	12.77%	9.99%	11.19%	10.87%
Leverage ratio	8.43%	9.44%	8.96%	9.71%	7.38%	7.42%	8.32%
Other Data:
Number of full service banking offices	48	32	39	35	30	23	17
Number of limited service offices	—	—	—	—	1	1	1
Number of full time employee equivalents	708	543	620	541	442	358	249

(1)	Tangible common book value per share is a non-GAAP financial measure that we believe provides management and investors with information that is useful in understanding our financial performance and condition. See “Reconciliation of Non-GAAP Financial Measures” below.
(2)	Calculated by dividing net income available to common shareholders by average assets.
(3)	Calculated by dividing net income available to common shareholders by average common equity.
(4)	Average tangible common equity is a non-GAAP financial measure that we believe provides management and investors with information that is useful in understanding our financial performance and condition. See “Reconciliation of Non-GAAP Financial Measures” below.

(5)	Calculated by dividing tax equivalent net interest income by average interest-earning assets. The tax equivalent adjustment was $3.9 million and $3.4 million for the six months ended June 30, 2014 and 2013, and $7.2 million, $5.7 million, $5.6 million, $5.4 million, and $4.5 million for the years ended December 31, 2013, 2012, 2011, 2010, and 2009, respectively.
(6)	Calculated by dividing non-interest expense by the sum of the tax equivalent net interest income and non-interest income.
(7)	Includes loans covered under loss-share agreements of $158.9 million and $219.3 million at June 30, 2014 and 2013, and $187.7 million, $248.9 million, $320.0 million and $309.3 million at December 31, 2013, 2012, 2011 and 2010, respectively.
(8)	Nonperforming loans consist of nonaccrual loans and accruing loans greater than 90 days past due. Includes nonperforming loans covered under loss-share agreements of $15.9 million and $44.3 million at June 30, 2014 and 2013, and $23.7 million, $47.0 million, $73.3 million and $69.3 million at December 31, 2013, 2012, 2011 and 2010, respectively.
(9)	Nonperforming assets consist of nonperforming loans and other real estate owned. Includes nonperforming loans and other real estate owned covered under loss-share agreements of $28.6 million and $62.0 million at June 30, 2014 and 2013, and $42.5 million, $70.1 million, $120.9 million and $85.1 million at December 31, 2013, 2012, 2011 and 2010, respectively.
(10)	Net loan charge-offs include $0.7 million and $8.7 million of covered loans that are reimbursed 80% by the FDIC for the six months ended June 30, 2014 and 2013, and $11.0 million, $14.5 million and $3.8 million of covered loans that are reimbursed 80% by the FDIC for the years ended December 31, 2013, 2012 and 2011, respectively.
(11)	Capital ratios are for the Bank.

Reconciliation of Non-GAAP Financial Measures

(dollars in thousands, except per share and non-financial information, shares in thousands)

	As of/For the Six Months Ended June 30,		As of/For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Tangible Common Book Value per Share:
Shareholders’ equity (GAAP)	$326,836	$254,445	$271,330	$282,244	$163,855	$152,224	$126,206
Less: Preferred stock (GAAP)	—	—	—	47,878	47,398	46,918	29,304
Intangible assets (GAAP)	62,406	31,671	34,966	32,193	29,115	28,445	27,669
Tangible common shareholders’ equity (non-GAAP)	264,430	222,774	236,364	202,173	87,342	76,861	69,203
Common shares outstanding	29,721	26,479	27,303	24,650	9,101	9,053	7,342
Tangible common book value per share (non-GAAP)	$8.90	$8.41	$8.66	$8.20	$9.60	$8.49	$9.43
Return on Average Tangible Common Equity:
Net income available to common shareholders (GAAP)	$12,617	$7,886	$16,187	$8,049	$4,526	$5,530	$4,553
Plus: Amortization of intangibles net of tax (GAAP)	586	321	723	348	256	229	302
Tangible net income available to common shareholders (non-GAAP)	13,203	8,207	16,910	8,397	4,782	5,759	4,855
Average common shareholders’ equity (non-GAAP)	306,881	252,153	257,678	157,471	109,810	101,104	94,352
Less: Average intangible assets (GAAP)	44,353	31,933	32,361	29,581	28,433	28,072	27,822
Average tangible common shareholders’ equity (non-GAAP)	262,328	220,220	225,317	127,890	81,377	73,032	66,530
Return on average tangible common equity (non-GAAP)	10.15%	7.51%	7.50%	6.57%	5.88%	7.89%	7.30%

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, summarize the material terms and provisions of the various types of securities that we may offer. The particular terms of the securities offered by any prospectus supplement will be described in that prospectus supplement. If indicated in an applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. An applicable prospectus supplement may also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	senior debt securities;
•	subordinated debt securities;
•	convertible debt;
•	preferred stock;
•	common stock;
•	warrants; or
•	units.

If we issue securities at a discount from their original stated principal or liquidation amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the securities as the total original principal or liquidation amount of the securities.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

Any debt securities issued using this prospectus, or Debt Securities, will be our direct unsecured general obligations. The Debt Securities will be either our senior Debt Securities, or Senior Debt Securities, or our subordinated Debt Securities, or Subordinated Debt Securities. The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate Indentures between us and a trustee chosen by us and qualified to act as a trustee under the Trust Indenture Act of 1939, or the Trustee, as disclosed in the applicable prospectus supplement. Senior Debt Securities will be issued under a Senior Indenture and Subordinated Debt Securities will be issued under a Subordinated Indenture. Together, the Senior Indenture and the Subordinated Indenture are referred to herein as the Indentures.

Because we are a holding company, our cash flows and consequent ability to service our financial obligations, including our Debt Securities, are dependent on distributions and other payments of earnings and other funds by our subsidiaries to us. The payment of dividends and other distributions by our subsidiaries is contingent upon their earnings and is subject to the requirements of federal banking regulations and other restrictions. In addition, the Debt Securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, since any right we have to receive any assets of our subsidiaries will be effectively subordinated to the claims of that subsidiary’s creditors. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to us. Claims from creditors (other than us) on subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings. Any capital loans that we make to the Bank would be subordinate in right of payment to deposits and to other indebtedness of the Bank.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as referenced in the list of exhibits to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. Your rights are defined by the terms of the Indentures, not the summary provided in this prospectus or a prospectus supplement. Whenever we refer in this prospectus or in a prospectus supplement to particular articles or sections or defined terms of the Indentures, those articles or sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine and the supplemental prospectus will disclose the terms and conditions of the Debt Securities, including the maturity, principal, and interest rate, as well as any provisions for conversion, redemption, sinking fund, or retirement, but those terms must be consistent with the related Indenture.

The Senior Debt Securities will rank equally with all of our other senior unsecured and unsubordinated debt. The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our senior indebtedness (including Senior Debt Securities, if and when issued) as described under “— Subordinated Debt” and in the prospectus supplement applicable to any Subordinated Debt Securities.

Under the Indentures we may offer from time to time Debt Securities in the form of debentures, unsecured subordinated debentures, notes or other evidences of indebtedness. The aggregate principal amount of the Debt Securities which we may issue under the Indentures is unlimited, and the Debt Securities may be issued in one or more series. Any Debt Securities issued under the Indentures will be established pursuant to one or more resolutions of the Company, or to one or more indentures supplemental to the Indentures. Such resolutions or supplemental indentures, as applicable, shall also set forth the particular terms of each series of Debt Securities established thereby, which will generally include, among other things:

•	The title of the Debt Securities and the series in which such Debt Securities shall be included;
•	Whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities;
•	The terms pursuant to which Subordinated Debt Securities will be made subordinate in right of payment to the Company’s senior indebtedness and the definition of such senior indebtedness with respect to such series;
•	Any limit upon the aggregate principal amount of the Debt Securities (and premium if any), and if a series, the total amount authorized and the total amount outstanding;
•	Whether any Debt Securities of the series are to be issuable initially or otherwise in global form and, if so, (a) whether beneficial owners of interests in any such global Debt Securities may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner specified in Indenture, (b) the name of the depository with respect to any global Debt Securities, and (c) the manner in which interest payable on a global Debt Security will be paid;
•	The terms, if any, upon which the Debt Securities of any series may be convertible into or exchanged for common stock, preferred stock, other indebtedness of the Company or another obligor, or warrants for common stock, preferred stock or indebtedness or other securities of any kind of the Company or any other obligor, and the terms and conditions upon which such conversion or exchange shall be effected;
•	The date or dates, or the method, if any, by which such date or dates shall be determined, on which the principal of such Debt Securities is payable;
•	The rate or rates at which such Debt Securities shall bear interest, if any, or the method, if any, by which such rate or rates are to be determined, the date or dates, if any, from which such interest shall accrue or the method, if any, by which such date or dates are to be determined, the interest payment dates, and the regular record dates, if any, on which such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;
•	Under what circumstances additional amounts, which are required by the related Indenture or any Debt Securities to be paid by the Company in respect of certain taxes imposed on the holders of such Debt Securities, shall be payable;
•	The place or places, if any, where the principal of (and premium, if any) and interest, if any, on such Debt Securities shall be payable, any Debt Securities of the series may be surrendered for registration of transfer, any Debt Securities of the series may be surrendered for exchange or conversion and notices, or demands to or upon the Company in respect of the Debt Securities of the series and the related Indenture may be served;
•	Whether and the terms and conditions upon which the Debt Securities of the series or any of them are to be redeemable at the option of the Company and, if so, the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company;
•	Whether and the terms and conditions upon which the Company is obligated to redeem, or purchase Debt Securities of the series or any of them pursuant to any sinking fund or at the option of any holder thereof and, if so, the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of the Debt Securities of the series so redeemed or purchased;
•	The denominations in which Debt Securities of the series, if any, shall be issuable if other than denominations of $1,000 and any integral multiple thereof;
•	If other than the principal amount thereof, the portion of the principal amount of the Debt Securities of the series or any of them which shall be payable upon declaration of acceleration of the maturity thereof pursuant to the related Indenture or the method by which such portion is to be determined;
•	Any deletions from, modifications of or additions to the events of default or covenants of the Company, as provided in the related Indenture, with respect to the Debt Securities of the series or any of them;
•	If provision is to be made for defeasance with respect to the Debt Securities of the series;
•	If the Debt Securities of the series or any of them are to be issued upon the exercise of warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;
•	If the Debt Securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Securities of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and terms of such certificates, documents or conditions;
•	If there is more than one trustee, the identity of the trustee and, if not the trustee, the identity of each security registrar, paying agent and/or authenticating agent with respect to the Debt Securities of the series;
•	Whether any of the Debt Securities of a series shall be issued as original issue discount securities, which are Debt Securities which provide for declaration of an amount less than the principal thereof to be due and payable upon acceleration, and the tax effects thereof; and
•	Any other terms of the Debt Securities of the series or any of them.

The Debt Securities may be issued in global form, and are referred to herein as global securities. Global securities will be deposited with a depositary that we will identify in a supplemental indenture. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of global securities, including the depositary arrangements for each series of global securities, will be described in the applicable supplemental indenture.

Modification and Waiver

With the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of all series affected by a supplemental indenture, the Company may with respect to such series of Debt Securities enter into an indenture or supplemental indenture with the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the related Indenture or of modifying in any manner the rights of the holders such Debt Securities of such series; provided, however, that no such Indenture or supplemental indenture shall, without the consent of the holder of each outstanding Debt Security affected thereby:

•	Change the maturity date of the principal of, or any installment of interest on, any such Debt Security, or reduce the principal amount thereof or the rate of interest thereon or any additional amounts payable in respect thereof, or any premium payable upon the redemption thereof, or change the obligation of the Company to pay additional amounts, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration, or change the place of payment, coin or currency in which any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity date thereof;

•	Reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose holders is required for any such Indenture or supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture; or
•	Modify, directly or indirectly, certain provisions in the Subordinated Indenture relating to the subordination of the indebtedness represented by Subordinated Debt Securities, or modify the definition of senior indebtedness in any manner that might alter or impair the subordination of the Debt Securities with respect to senior indebtedness then outstanding (unless each holder of such senior indebtedness has consented thereto in writing).

The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive compliance by us with certain provisions of the related Indenture.

The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all the Debt Securities of such series waive any past default under the related Indenture with respect to such series and its consequences, except a default:

•	In the payment of the principal of (and premium, if any) or interest on or additional amounts payable in respect of any Debt Security of such series, or
•	In respect of a covenant or provision of the Indenture which under the related Indenture cannot be modified or amended without the consent of the holder of each Outstanding Security of such series affected.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the related Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Subordinated Debt

Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of the Company’s senior indebtedness, which shall have the meaning ascribed to such term in the board resolutions or supplemental indenture establishing such series, and shall include: (i) any indebtedness described as senior indebtedness in the resolutions of the Company that provide for the creation and issuance of such series of Subordinated Debt Securities; (ii) the principal and any premium or interest for money borrowed or purchased by the Company; (iii) the principal and any premium or interest for money borrowed or purchased by another person and guaranteed by the Company; (iv) any deferred obligation for the payment of the purchase price of property or assets evidenced by a note or similar instrument or agreement; (v) any obligation arising from direct credit substitutes; and (vi) any obligation associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; in each case, whether outstanding on the date the Subordinated Indenture became effective, or created, assumed or incurred after that date. The senior indebtedness of the Company, however, excludes any indebtedness that: (a) expressly states that it is junior to, or ranks equally in right of payment with, the applicable series of Subordinated Debt Securities issued under the Subordinated Indenture; or (b) is identified as junior to, or equal in right of payment with, the applicable Subordinated Debt Securities issued under the Subordinated Indenture in the resolutions of the Company, or under an supplemental indenture, that provides for the establishment and issuance of such indebtedness.

Subordinated Debt Securities Intended to Qualify as Tier 2 Capital

If stated in the applicable prospectus supplement, the Subordinated Debt Securities covered by that prospectus supplement will be intended to qualify as Tier 2 Capital under the guidelines established by the FRB, for bank holding companies. The guidelines set forth specific criteria for Subordinated Debt Securities to qualify as Tier 2 Capital, including among other things, that Subordinated Debt Securities must:

•	be unsecured;
•	have a minimum average maturity of five years;
•	be subordinated in right of payment;

•	not contain provisions permitting the holders of the debt to accelerate payment of principal prior to maturity except in the event of bankruptcy of the issuer; and
•	not contain provisions that would adversely affect liquidity or unduly restrict management’s flexibility to operate the organization, particularly in times of financial difficulty, such as limitations on additional secured or senior borrowings, sales or dispositions of assets or changes in control.

Registration, Transfer and Exchange

With respect to the Debt Securities of each series, except as otherwise specified with respect to Debt Securities issued in global form, the Company shall cause to be kept, at an office or agency of the Company, a register providing for the registration of the Debt Securities of each series and of transfers of the Debt Securities of such series, subject to such reasonable regulations as it may prescribe and to certain restrictions set forth in the related Indenture.

Except as set forth in a supplemental indenture or any resolution of the Board of Directors of the Company authorizing the issuance of a series of global securities, any global security shall be exchangeable for Debt Securities of such series only if:

•	The depository is at any time unwilling or unable or ineligible to continue as a depository and a successor depository is not appointed by the Company within 90 days of the date the Company is so notified in writing;
•	The Company executes and delivers to the trustee an order to the effect that such global securities shall be so exchangeable; or
•	An event of default has occurred and is continuing with respect to the global securities and the Company or the depository shall have requested such exchange.

The Indentures provide that if any mutilated Debt Security is surrendered to the trustee, subject to the provisions of the related Indenture, the Company shall issue in exchange therefor a new Debt Security of the same series containing identical terms and of like principal amount. With respect to destroyed, lost or stolen Debt Securities, the Company shall issue in exchange therefor a new Debt Security of the same series containing identical terms and of like principal amount, if (a) the Company and trustee have received evidence to their satisfaction of the destruction, loss or theft, (b) the holder thereof provides security indemnity as may be required by the Company and trustee, and (c) neither the Company nor trustee shall have received a notice that such Debt Security has been acquired by a bona fide purchaser. In any event, if a mutilated, destroyed, lost or stolen Debt Security has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Debt Security, pay amounts due under such Debt Security.

Payment

The holder of any Debt Security shall, under the Indentures, have the absolute, unconditional right to receive payment of the principal of (and premium, if any), and subject to certain restrictions provided in the related Indenture, interest on or any additional amounts in respect of such Debt Security on the respective maturity dates specified in the particular terms governing such Debt Security (or, in the case of redemption, on the redemption date specified) and to institute suit for the enforcement of such payment.

Unless the applicable prospectus supplement or free writing prospectus states otherwise, we will pay interest on a Debt Security on any interest payment date to the person in whose name the Debt Security is registered at the close of business on the regular record date for the interest payment.

Unless the applicable prospectus supplement or free writing prospectus provides otherwise, we will pay principal and any premium and interest on Debt Securities at the office of the paying agent whom we will designate for this purpose. We may at any time add or delete paying agents or change the office through which any paying agent acts. We must, however, maintain a paying agent in each place of payment for the Debt Securities of a particular series. At the option of the Company, interest on Debt Securities of any series that bear interest that are not in global form, may be paid through the paying agent by mailing a check to the address of the person entitled thereto as such address shall appear in the related security register.

Satisfaction, Discharge, and Defeasance

The Company may direct that an Indenture cease to be of further effect with respect to any series of Debt Securities (except as to any surviving rights of registration of transfer or exchange of Debt Securities of such series, to certain provisions relating to the payment of amounts held in trust to pay and discharge indebtedness under such Debt Securities, and rights to receive certain additional amounts, as set forth in the Indentures), if any of the following occur:

•	All Debt Securities of such series (other than Debt Securities of such series (a) which have been mutilated, destroyed, lost or stolen and which have been replaced or paid, or (b) for which a sum of money in an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities (including such indebtedness not yet due and payable) has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the trustee for cancellation; or
•	All Debt Securities of such series not delivered to the trustee for cancellation (a) have become due and payable, (b) will become due and payable at their stated maturity within one year and such Debt Securities are not convertible into other securities, or (c) if redeemable at the option of the Company, such Debt Securities are not convertible into other Debt Securities and are to be called for redemption within one year under arrangements satisfactory to the trustee, and the Company, in the case of (a), (b) or (c) above, as applicable, has deposited a sum of money in an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities not delivered to the trustee for cancellation (including such indebtedness not yet due and payable);

and the Company has:

•	Paid all other sums payable in respect of such outstanding Debt Securities; and
•	Delivered to the trustee an officer’s certificate and opinion of counsel, each stating that all conditions in the Indenture relating to the satisfaction and discharge of such series have been complied with.

Amounts held in trust to pay and discharge the entire indebtedness on the Debt Securities of any series shall be used to pay such indebtedness in accordance with the related Indenture. All such amounts held with respect to Debt Securities that are subsequently converted shall be returned to the Company.

If the particular terms of any series of Debt Securities provide for defeasance of the Debt Securities, the Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series when:

•	(a) The Company has deposited, as trust funds in trust for such purpose, an amount sufficient to pay and discharge the entire indebtedness on all outstanding Debt Securities of such series (including such indebtedness not yet due and payable); (b) with respect to any such series of Debt Securities which are denominated in United States dollars, the Company has deposited, as obligations in trust for such purpose, such amount of direct obligations of, or obligations the timely payment of the principal of and interest on which are fully guaranteed by, the United States of America and which are not callable at the option of the issuer thereof as will, together with the income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all outstanding Debt Securities of such series (including such indebtedness not yet due and payable); or (c) the Company has properly fulfilled such other means of satisfaction and discharge as is specified with respect to all outstanding Debt Securities of such series;
•	The Company has paid all other sums payable in respect of such outstanding Debt Securities;
•	The Company has delivered to the trustee a certificate signed by a nationally recognized firm of independent public accountants certifying as to the sufficiency of the amounts deposited pursuant to clauses (a) or (b) in the first bullet-point above subsections for payment of and discharge the entire indebtedness on all outstanding Debt Securities of such series (including such indebtedness not yet due and payable), and an officer’s certificate and an opinion of counsel, each stating that no event of default or event which with notice or lapse of time or both would become an event of default with respect to such Debt Securities shall have occurred and all conditions precedent in the related Indenture relating to the satisfaction and discharge of such series have been complied with; and
•	The Company has delivered to the trustee (a) an opinion of independent counsel, which may be based upon a ruling from the Internal Revenue Service, that the holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred; and (b) if the Debt Securities of such series are then listed on a national securities exchange, an opinion of counsel that the Debt Securities of such series will not be delisted as a result of the exercise of the defeasance.

Events of Default

Event of default means, except as provided in any supplemental indenture, with respect to any series of Debt Securities, any of the following:

•	Default in the payment of any installment of interest upon any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;
•	Default in the payment of the principal (or premium, if any) on any Debt Security of that series when it becomes due and payable;
•	Default in the payment of any sinking fund payment with respect to any Debt Security of that series as and when it becomes due and payable;
•	Failure by the Company to deliver the required Debt Securities or other rights upon an appropriate conversion or exchange election by any holder of convertible Debt Securities;
•	Failure by the Company duly to observe or perform any of the other covenants or agreements in the Debt Securities of that series, in any resolution of the Board of Directors of the Company authorizing the issuance of that series of Debt Securities, in the related Indenture with respect to such series or in any supplemental indenture with respect to such series (other than a covenant a default in the performance of which is elsewhere in the related Indenture specifically dealt with), continuing for a period of 90 days after the date on which written notice specifying such failure and requiring the Company to remedy the same shall have been given to the Company by the trustee or by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding;
•	A court having jurisdiction in the premises shall enter a decree or order for the appointment of or appointing a receiver, liquidator, trustee, or similar official in any receivership, insolvency, liquidation, or similar proceeding relating to the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;
•	The Company shall commence a voluntary case under, or consent to the appointment of a receiver, liquidator, trustee or other similar official in, any receivership, insolvency, liquidation or similar proceeding with respect to the Company; or
•	Any other event of default specified with respect to Debt Securities of that series.

Unless the resolution adopted by the Company or supplemental indenture establishing a series of Debt Securities provides otherwise, if an event of default specified in the sixth or seventh bullet points above (regarding certain events of receivership, insolvency or liquidation and similar proceedings) with respect to Debt Securities of a series, the principal amount of all the Debt Securities of that series (or, if any securities of that series are original issue discount securities, such portion of the principal amount of such Debt Securities as may be specified by the particular terms thereof), together with accrued and unpaid interest, if any, thereon, shall automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable.

If default is made in the payment of any installment of interest on or any additional amounts payable in respect of any Debt Security when such interest or additional amounts shall have become due and payable and such default continues for a period of 30 days, or default is made in the payment of the principal of (or premium, if any, on) any Debt Security at its maturity, the Company will, upon demand of the trustee, pay to the trustee, for the benefit of the holders of such Debt Securities, the whole amount then due and payable on such securities for interest or other amounts, or principal (and premium, if any) and interest or additional amounts, if any, as applicable, with interest upon the overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon overdue installments of interest or any additional amounts, at the rate(s) provided in the particular terms of such Debt Securities, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the trustee.

If the Company fails to pay such amounts, the trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Company or any other obligor upon such Debt Securities and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon such Debt Securities, wherever situated. If an Event of Default with respect to Debt Securities of any series occurs and is continuing, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the Debt Securities of such series by such appropriate judicial proceedings that the trustee believes is the most effectual in protecting and enforcing any such rights.

In case of any pending receivership, insolvency, liquidation or similar proceeding relative to the Company or any other obligor upon the Debt Securities or the property of the Company or of such other obligor or their creditors, the trustee shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount or such lesser amount as may be provided for in the particular terms governing the Debt Securities of such series of principal (and premium, if any) and interest and any additional amount owing and unpaid in respect of all outstanding Debt Securities of such series, including any claim for the reasonable compensation, expenses, disbursements and advances of the trustee, its agents or counsel, and of the holders, and (b) to collect, receive and distribute any amounts or other property payable or deliverable on any such claims. The trustee shall not, however, have any authority to consent to or accept or adopt on behalf of any holder any plan of reorganization, arrangement, adjustment or composition affecting the Debt Securities or the rights of any holder thereof, or to authorize the trustee to vote in respect of the claim of any holder in any such proceeding.

At any time after a declaration of acceleration with respect to the Debt Securities of any series, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding Debt Securities of that series, by written notice to the company and the trustee, may rescind and annul such declaration and its consequences if:

•	The Company has paid or deposited with the trustee a sum sufficient to pay (a) all overdue installments of interest on and any additional amounts payable in respect of all debts securities of such series, (b) the principal of (and premium, if any, on) the Debt Securities of such series that is due and payable (other than by such declaration of acceleration) and the related interest at the rate(s) provided in the particular terms of such Debt Securities of such series; (c) to the extent that payment of such interest is lawful, interest upon overdue installments of interest or any additional amounts at the rate(s) or rates provided in the particular terms of such Debt Securities of such series; and (d) all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee; and
•	all events of default with respect to the Debt Securities of such series, other than the non-payment of the principal of Debt Securities of that series which have become due solely by such declaration of acceleration, have been cured or waived.

Amounts collected by the trustee in connection with any maturity, demand, judgment or decree shall be applied, subject to the subordination provision of the Subordinated Indenture, by the trustee:

•	First, to the payment of all amounts due the trustee and any predecessor trustee in respect of compensation and reimbursement;
•	Second, to the payment of the amounts then due and unpaid upon the Debt Securities for principal (and premium, if any) and interest or any additional amounts payable in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the aggregate amounts due and payable on such Debt Securities for principal (and premium, if any), interest or any additional amounts, respectively; and
•	Third, the balance, if any, to the Company or as a court of competent jurisdiction may otherwise direct.

We must furnish annually to the trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under the related Indentures. Our compliance is to be determined without regard to any grace period or notice requirement under the respective indenture. We are also required to deliver to the trustee as soon as possible, and in any event within five days after the occurrence thereof, written notice of an Event of Default or prospective Event of Default.

Limited Rights

No holder of any Debt Security of any series shall have any right to institute any proceeding, judicial or otherwise, with respect to the related Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	The holder has previously given written notice to the trustee of a continuing event of default with respect to the Debt Securities of such series;
•	The holders of not less than 25% in principal amount of the outstanding Debt Securities of that series shall have made written request to the trustee to institute proceedings in respect of such event of default;
•	Such holder or holders have offered indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;
•	The trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
•	No direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Debt Securities of such series.

No holder under a particular Indenture has the right to affect, disturb or prejudice the rights of any other such holders or holders of Debt Securities of any other series, or to obtain or to seek to obtain priority or preference over any other holders or to enforce any right under that Indenture, except in the manner specified in the related Indenture and for the equal and ratable benefit of all such holders. Notwithstanding the foregoing, the holder of any Debt Security shall, under the related Indenture, have the absolute, unconditional right to receive payment of the principal of (and premium, if any), and subject to certain restrictions provided in the Indenture, interest on or any additional amounts due thereon on the respective maturity dates specified in the particular terms governing such Debt Security, and to institute suit for the enforcement of such holder’s right to receive payment such amounts and such right shall not be impaired without the consent of such holder.

Consolidation, Merger and Sales

Neither the related Indenture nor any of the particular terms governing any Debt Security will prevent any consolidation or merger of the Company with or into any other persons, or successive consolidations or mergers in which the Company or its successor or successors shall be a party or parties, or will prevent any conveyance, transfer or lease of the property of the Company as an entirety or substantially as an entirety, to any other person; provided, however, that:

•	In case the Company shall consolidate with or merge into another person or convey, transfer or lease substantially all of its properties and assets to any person, the person formed by such consolidation or merger, or the person which acquires by conveyance or transfer, or which leases, substantially all of the properties and assets of the Company shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and shall expressly assume, by one or more supplemental indentures, the due and punctual payment of the principal of (and premium, if any) and interest on or any additional amounts in respect of all the Debt Securities and the performance of every other covenant of the related Indenture on the part of the Company to be performed or observed;
•	Immediately after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and
•	The successor person has delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the foregoing requirements and the other provisions relating to any such transaction in the Indenture (and supplemental indenture as applicable), and that all conditions precedent in the related Indenture (and supplemental indenture as applicable) relating to such transaction have been complied with.

Regarding the Indenture Trustees

In the normal course of business, the Company and its subsidiaries may conduct banking transactions with the indenture trustees, and the indenture trustees may conduct banking transactions with us and our subsidiaries.

Notices

Notices to holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the related security register.

Title

We, the trustee and any of our agents may treat the person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of North Carolina applicable to agreements made or instruments entered into and, in each case, performed in said state; provided, however, that the rights, immunities, duties and liabilities of the trustee will be governed by New York Law.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a brief description of the terms of BNC’s capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the North Carolina Business Corporation Act, or NCBCA, federal law, BNC’s amended articles of incorporation, or the Amended Articles, and BNC’s bylaws. Copies of the Amended Articles and bylaws have been filed with the SEC and are also available upon request from BNC.

Common Stock

General

BNC’s Amended Articles authorize the issuance of 80,000,000 shares of common stock, no par value per share. The common stock consists of two classes, of which 60,000,000 shares are designated as voting common stock, also referred to herein as the common stock, and 20,000,000 shares are designated as non-voting common stock, referred to herein as the non-voting common stock. As of June 30, 2014, there were 23,728,643 shares of voting common stock issued and outstanding, held of record by approximately 2,868 shareholders, and 5,992,213 shares of non-voting common stock issued and outstanding, held of record by three shareholders. In addition, as of June 30, 2014, there were outstanding exercisable options and other rights to purchase or acquire its shares within 60 days for 423,779 additional shares of BNC common stock.

BNC’s voting common stock is listed and traded on The NASDAQ Capital Market under the symbol “BNCN.” BNC’s non-voting common stock is not listed on any exchange, and BNC does not intend to list it. Outstanding shares of BNC’s common stock and non-voting common stock are validly issued, fully paid and non-assessable. Except for voting privileges, the non-voting common stock carries the same rights and privileges as common stock (including in respect of dividends and in respect of distributions upon BNC’s dissolution, liquidation or winding up) and will be treated the same as common stock (including in any merger, consolidation, share exchange or other similar transaction).

Voting Common Stock

Preemptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provisions

BNC’s common stock does not have preemptive rights, redemption rights, conversion rights, sinking fund or redemption provisions.

Voting Rights

Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Shareholders are not entitled to cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast. At all times that the number of directors is less than nine, each director is elected to a term ending as of the next succeeding annual meeting or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor is elected and qualified. Otherwise, at all times that the number of directors is nine or more, the Amended Articles and bylaws provide that the BNC Board is divided into three classes, with each class to be as nearly equal in number as possible, and directors in each class are to serve three-year terms in office. BNC has more than nine directors and therefore currently has a classified Board. For so long as BNC has more than nine directors, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Liquidation Rights

In the event of BNC’s liquidation, dissolution or winding up, holders of BNC common stock are entitled to share ratably, along with holders of its non-voting common stock, in all of BNC’s assets remaining after payment of liabilities, including but not limited to BNC’s outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred stock. Because BNC is a holding company, BNC’s rights and the rights of BNC’s creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of BNC’s subsidiary’s creditors, except to the extent that BNC may itself be a creditor with recognized claims against its subsidiary.

Dividend Rights

Holders of BNC’s voting common stock are entitled to receive ratably such dividends as may be declared by the BNC Board out of legally available funds. The ability of the BNC Board to declare and pay dividends on the voting common stock is subject to the terms of applicable North Carolina law, and banking regulations, as described in BNC’s periodic reports. BNC’s principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, BNC’s ability to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Also, BNC may not pay dividends on BNC’s capital stock if BNC is in default or has elected to defer payments of interest under BNC’s junior subordinated debentures. The declaration and payment of future dividends to holders of the voting common stock will also depend upon BNC’s earnings and financial condition, the capital requirements of BNC’s subsidiaries, regulatory conditions, and other factors as the BNC Board may deem relevant.

Transfer Agent and Registrar

The transfer agent and registrar for BNC’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

Restrictions on Ownership

The BHCA requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the FRB before acquiring 5% or more of BNC’s common stock. Any person, other than a bank holding company, is required to obtain the approval of the FRB before acquiring 10% or more of BNC’s common stock under the Change in Bank Control Act. Any holder of 25% or more of BNC’s voting common stock, a holder of 33% or more of BNC’s total equity, or a holder of 5% or more of BNC’s common stock if such holder otherwise exercises a “controlling influence” over BNC, is subject to regulation as a bank holding company under the BHCA.

Non-Voting Common Stock

Preemptive Rights, Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provisions

BNC’s non-voting common stock does not have preemptive rights, redemption rights, sinking fund or redemption provisions but does possess conversion rights. Any holder of non-voting common stock may convert any number of shares of non-voting common stock into an equal number of shares of common stock at the option of the holder; provided, however, that each share of non-voting common stock is not convertible at the election of the initial holder or any affiliate thereof and may only be converted in connection with or after a transfer to a third party unaffiliated with such initial holder. The non-voting common stock may only be transferred through one or more of the following alternatives: (i) to an affiliate of the holder or to BNC; (ii) in a widely distributed public offering of common stock; (iii) in a transfer that is part of a private placement of common stock in which no one transferee (or group of associated transferees) acquires the rights to purchase in excess of 2% of BNC’s voting securities then outstanding (including pursuant to a related series of transfers); (iv) in a transfer of common stock to an underwriter for the purpose of conducting a widely distributed public offering; or (v) a transaction approved by the FRB or if the FRB is not the relevant regulatory authority, any other regulatory authority with the relevant jurisdiction.

Voting Rights

The holders of BNC’s non-voting common stock do not have any voting power and are not entitled to vote on any matter except as otherwise required by law.

Liquidation Rights

In the event of BNC’s liquidation, dissolution or winding up, holders of non-voting common stock are entitled to share ratably, along with holders of its voting common stock, in all of BNC’s assets remaining after payment of liabilities, including but not limited to BNC’s outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred stock. Because BNC is a bank holding company, BNC’s rights and the rights of BNC’s creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of BNC’s subsidiary’s creditors, except to the extent that BNC may be a creditor with recognized claims against BNC’s subsidiary.

Dividend Rights

Holders of BNC’s non-voting common stock are entitled to receive ratably such dividends as may be declared by the BNC Board out of legally available funds. The ability of the BNC Board to declare and pay dividends on the non-voting common stock is subject to the terms of applicable North Carolina law, and banking regulations, as described in BNC’s periodic reports. BNC’s principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, BNC’s ability to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Also, BNC may not pay dividends on BNC’s capital stock if BNC is in default or has elected to defer payments of interest under BNC’s junior subordinated debentures. The declaration and payment of future dividends to holders of the non-voting common stock will also depend upon BNC’s earnings and financial condition, the capital requirements of BNC’s subsidiaries, regulatory conditions and other factors as the BNC Board may deem relevant.

Transfer Agent and Registrar

BNC is the transfer agent and registrar for BNC’s non-voting common stock.

Restrictions on Ownership

Any holder of 33% or more of BNC’s total equity (including non-voting common stock), or a holder of BNC’s non-voting common stock if such holder otherwise exercises a “controlling influence” over BNC, is subject to regulation as a bank holding company under the BHCA.

Preferred Stock

BNC’s Amended Articles authorize the issuance of 20,000,000 shares of preferred stock, no par value per share. As of June 30, 2014, no shares of BNC’s preferred stock were issued and outstanding.

BNC’s Amended Articles, subject to certain limitations, authorize the BNC Board from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the voting powers, designations, preferences, limitations and other rights of the shares.

Certain Restrictions in the Amended Articles Having Potential Anti-Takeover Effect

The Amended Articles require the affirmative vote of 75% of the outstanding shares entitled to vote to approve a merger or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least 75% of the members of Whole Board of Directors (as defined in the Amended Articles) or, in the case of a merger or combination proposed by a Related Person (as defined in the Amended Articles), 75% of the Continuing Directors (as defined in the Amended Articles). “Continuing Directors” generally includes all members of the BNC Board who are not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which becomes a beneficial owner of 10% or more of BNC’s voting shares. This provision could make the acquisition of BNC more difficult to accomplish without the cooperation or favorable recommendation of the BNC Board. When evaluating such business combinations, the BNC Board will consider (i) the social and economic effects of acceptance of such an offer on BNC’s depositors, borrowers, other customers, employees, and creditors and BNC’s subsidiaries, and on the communities in which BNC and the Bank operate or are located; (ii) BNC’s ability and that of the Bank to fulfill the objectives of a bank and/or bank holding company, as applicable, and of commercial banking entities, as applicable, under applicable federal and state statutes and regulations; (iii) the business and financial condition and prospects and earnings prospects of the person or group proposing the combination, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the combination, and other likely financial obligations of such person or group, and the possible effect of such conditions and prospects upon BNC and the Bank and the communities in which BNC and the Bank are located; (iv) the competence, experience, and integrity of the person or group proposing the combination and its or their management; and (v) the prospects for successful conclusion of the proposed combination.

The Amended Articles, subject to certain limitations, authorize the BNC Board, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without shareholder approval, the BNC Board could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of BNC.

DESCRIPTION OF WARRANTS

The following description summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular warrants we are offering before the issuance of the related warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We may issue warrants for the purchase of common stock or preferred stock in one or more series. We may issue warrants independently or together with common stock and preferred stock, and the warrants may be attached to or separate from these securities.

We may evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to particular warrants.

If we decide to issue warrants pursuant to this prospectus, we will specify in a prospectus supplement the terms of the warrants, including, if applicable, the following:

•	the offering price and aggregate number of warrants offered;
•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•	the date on and after which the warrants and the related securities will be separately transferable;
•	the number of shares of stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreement and warrants may be modified;
•	a discussion of any material U.S. federal income tax considerations of holding or exercising the warrants;
•	the terms of the securities issuable upon exercise of the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants may have no rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase shares of our stock at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. If we so indicate in the applicable prospectus supplement, the warrants may also provide that they may be exercised on a “cashless” or net basis. We will set forth on the reverse side of the warrant certificate, if applicable, and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to us or a warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at our offices, the corporate trust office of a warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the common stock or preferred stock purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender shares of common stock or preferred stock as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of North Carolina.

DESCRIPTION OF UNITS

This section describes the general terms and provisions of the units we may offer under this prospectus. While the terms summarized below will apply generally to any units we may offer, we will describe the specific terms of any units offered in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through dealers or agents, or through a combination of methods. Any underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

We may distribute our securities from time to time in one or more transactions at: (1) a fixed price or prices, which may be changed, (2) market prices prevailing at the time of sale, (3) prices related to the prevailing market prices at the time of sale, or (4) negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters, dealers or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against contribution toward civil liabilities, including liabilities under the Securities Act.

To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, the persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents and their affiliates may engage in transactions with and perform services for us in the ordinary course of business for which they receive compensation.

Any common stock sold pursuant to a prospectus supplement is expected to be eligible for listing and trading on the Nasdaq Capital Market, subject to official notice of issuance. All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

CERTAIN ERISA CONSIDERATIONS

Unless otherwise indicated in the applicable prospectus supplement, the offered securities may, subject to certain legal restrictions, be held by (i) pension, profit sharing, and other employee benefit plans which are subject to Title I of the Employee Retirement Security Act of 1974, as amended, or ERISA, (ii) plans, accounts, and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, or provisions under federal, state, local, non-U.S., or other laws or regulations that are similar to any of the provisions of Title I of ERISA or Section 4975 of the Code, or Similar Laws, and (iii) entities whose underlying assets are considered to include “plan assets” of any such plans, accounts, or arrangement. Section 406 of ERISA and Section 4975 of the Code prohibit plans from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such pension, profit sharing, or other employee benefit plans that are subject to Section 406 of ERISA and Section 4975 of the Code. A violation of these prohibited transaction rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code. A violation of these prohibited transaction rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. A fiduciary of any such plan, account, or arrangement must determine that the purchase and holding of an interest in the offered securities is consistent with its fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation under any applicable Similar Laws.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Womble Carlyle Sandridge & Rice, LLP. The name of the law firm advising any underwriters or agents with respect to certain issues relating to any offering will be set forth in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of BNC and its subsidiaries as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012, and 2011 and audit reports incorporated into this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http:/www.bncbancorp.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness thereof, as well as all such filings we make prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules, including, but not limited to, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014.
•	Our Current Reports on Form 8-K filed with the SEC on January 22, 2014, January 27, 2014, April 1, 2014, April 23, 2014, May 22, 2014, June 2, 2014, June 5, 2014, and July 23, 2014.
•	The information contained in our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 10, 2014 and incorporated into Part III of our Annual Report on Form 10-K for the year ended December 31, 2013.
•	A description of our common stock can be found herein under “Description of Our Capital Stock.”

We will provide to each person, including any beneficial owner, to whom a prospectus and a prospectus supplement are delivered, a copy of any or all of the documents or information that have been incorporated by reference in this prospectus and any prospectus supplement but not delivered with this prospectus or the applicable prospectus supplement. We will provide this at no cost to the requestor upon written or oral request addressed to BNC Bancorp, 3980 Premier Drive, Suite 210, High Point, North Carolina 27265, Attention: Drema Michael, Senior Vice President, Investor and Corporate Relations (telephone: 336-869-9200).

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with additional or different information.

2,250,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Stephens Inc.

November 13, 2015